Exhibit 99.2

ASSET PURCHASE AGREEMENT

BY AND AMONG

TAMTRON CORPORATION,

MEDICAL REGISTRY SERVICES, INC.

AND

IMPAC MEDICAL SYSTEMS, INC.

Dated as of November 24, 2003

i

(continued)

(continued)

(continued)

		Page
11.11	Non-Recourse.	41
11.12	Counterparts.	41

Schedules

1.1(a)	Excluded Contracts
1.1(b)(i)	Knowledge of Applicable Seller - Tamtron
1.1(b)(ii)	Knowledge of Applicable Seller - MRS
1.1(c)	Purchased Contracts
1.1(d)	Excluded Intellectual Property Rights
2.1(c)	Security Deposits, Prepaid Charges and Expenses
5.3(a)	Conflicts
5.3(b)	Consents
5.4(a)	Taxes
5.5	Real Property Leases
5.6	Tangible Personal Property
5.7	Intellectual Property
5.8(a)	Material Contracts
5.8(b)	Defaults
5.9(a)	Employee Benefits
5.9(d)	ERISA Compliance
5.11	Litigation
5.12(a)	Violation of Laws
5.12(b)	Default of Permits
5.13	Environmental Matters
5.14	Financial Advisors
5.15	Interim Financial Statements
6.3	No Conflicts
8.2	Exceptions to Conduct of Business

Exhibits

A	Bidding Procedures Order
B	Sale Order
C	Transition Services Agreement
D	Bill of Sale
E	Assignment and Assumption Agreement

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of November 24, 2003, by and among Tamtron Corporation, a California corporation (“Tamtron”), Medical Registry Services, Inc., a Delaware corporation (“MRS” and together with Tamtron, each a “Seller” and, collectively, the “Sellers”), and IMPAC Medical Systems, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Sellers, and certain of their Affiliates, including IMPATH Inc., a Delaware corporation (“IMPATH”), each commenced a case (collectively, the “Bankruptcy Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”), on September 28, 2003 by filing a voluntary petition with the United States Bankruptcy Court for the Southern District of New York;

WHEREAS, Sellers presently conduct the Businesses;

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, dated as of November 24, 2003, by and among Tamtron, MRS and Purchaser (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions hereof).

“Allocation Schedule” shall have the meaning set forth in Section 10.3.

“Antitrust Laws” shall have the meaning set forth in Section 8.3(b).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audit Escrow Amount” shall mean the amount of $440,000.

“Audited Financial Statements” shall have the meaning set forth in Section 8.10(a).

“Bankruptcy Case” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Bankruptcy Case from time to time.

“Bidding Procedures Order” means an order of the Bankruptcy Court, substantially in the form attached as Exhibit A, that, among other things, (i) approves the payment of the Break-Up Fee and expense reimbursement on the terms and conditions set forth in Section 7.1 hereof and (ii) establishes a date by which Competing Bids must be submitted by bidders and establishes procedures for the auction process.

“Break-Up Fee” shall have the meaning set forth in Section 7.1.

“Business” means, with respect to each Seller, the business of such Seller as currently or heretofore conducted, and “Businesses” means, collectively, the businesses of both Sellers as currently or heretofore conducted.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 8.10(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Bid” shall have the meaning set forth in Section 7.2.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.5(a).

“Contract” means any contract, indenture, note, bond, lease or other written agreement.

“Copyrights” shall have the meaning set forth in Section 1.1 (in Purchased Intellectual Property definition).

“Cure Amounts” shall have the meaning set forth in Section 2.5.

“Deposit Escrow Funds” shall have the meaning set forth in Section 3.2.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts), user documentation (including installation guides, user manuals, training materials, release notes and working papers), marketing documentation (including sales brochures, flyers and pamphlets), and other similar materials related to the Businesses and the Purchased Assets, in each case, whether or not in electronic form.

“Employee Benefit Plans” shall have the meaning set forth in Section 5.9(a).

“Employees” means all individuals, as of the date hereof, who are employed by Sellers, together with individuals who are hired by Sellers after the date hereof and prior to the Closing.

“Environmental Law” means any applicable foreign, federal, state or local statute, regulation, ordinance, or rule of common law currently in effect relating to the protection of the environment.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the escrow agent identified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, to be executed and delivered by Purchaser, Sellers and Escrow Agent on the Closing Date, to the extent required by Section 3.4, in form and substance reasonably satisfactory to the parties hereto.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” means the Contracts listed on Schedule 1.1(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by either Seller in the conduct of the Businesses, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IMPATH” shall have the meaning set forth in the Recitals.

“Independent Auditors” shall have the meaning set forth in Section 8.10(b).

“Interim Financial Statements” shall have the meaning set forth in Section 5.15.

“Knowledge of the Applicable Seller” means, with respect to Tamtron, the actual knowledge of those Persons identified on Schedule 1.1(b)(i) hereto and, with respect to MRS, the actual knowledge of those Persons identified on Schedule 1.1(b)(ii) hereto.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“License Agreement” means the License Agreement referenced as item 3 on Schedule 5.8(a)(v).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction under any shareholder or similar agreement.

“Marks” shall have the meaning set forth in Section 1.1 (in Purchased Intellectual Property definition).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of (x) MRS and its subsidiaries and (y) Tamtron and its subsidiaries (all of (x) and (y) taken as a whole), or (b) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, other than, in the case of clause (a) or (b), an effect resulting from (i) any change in the United States or foreign economies or securities or financial markets in general; (ii) any change that generally affects any industry in which either Seller operates; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Sellers, including their employees; (v) any changes in applicable Laws or accounting rules; (vi) the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (vii) any effect resulting from the filing of the Bankruptcy Case and reasonably anticipated effects thereof.

“Material Contract” shall have the meaning set forth in Section 5.8.

“Motion” means the motion or motions of Sellers, in form and substance reasonably acceptable to Purchaser and Sellers, seeking approval and entry of the Bidding Procedures Order and the Sale Order.

“MRS” has the meaning set forth in the Preamble.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Businesses through the date hereof consistent with past practice.

“Patents” shall have the meaning set forth in Section 1.1 (in Purchased Intellectual Property definition).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” shall have the meaning set forth in Section 5.6.

“Prepaid Deposits” shall have the meaning set forth in Section 2.1(c).

“Products” means any and all products, including Software products, developed, manufactured, licensed, marketed or sold by Sellers.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Contracts” means the Contracts set forth on Schedule 1.1(c).

“Purchased Intellectual Property” means all intellectual property rights of each Seller arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights (collectively, “Copyrights”) and (iv) all Software and Technology owned by Sellers, excluding, in the case of each of clauses (i) through (iv), any intellectual property rights used by any Seller in the conduct of the Businesses which incorporate Patents, Marks or Copyrights owned by IMPATH or any of its Affiliates, other than MRS or Tamtron, and which are identified on Schedule 1.1(d).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Documents” shall have the meaning set forth in Section 6.2.

“Real Property Lease” shall have the meaning set forth in Section 5.5.

“Sale Order” shall mean an order or orders of the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code, substantially in the form attached as Exhibit B, approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, such order or orders shall find and provide, among other things, that (i) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens other than Liens created by Purchaser and Permitted Exceptions; provided, however, that any such Liens, to the extent such Liens exist and except for Liens created by Purchaser and Permitted Exceptions, shall attach to the Purchase Price; (ii) Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (iv) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 11.4 hereof; and (v) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Sellers or any chapter 7 or chapter 11 trustee of Seller.

“Sellers” shall have the meaning set forth in the Preamble.

“Seller Documents” shall have the meaning set forth in Section 5.2.

“Software” means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Tamtron” shall have the meaning set forth in the Preamble.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the Products.

“Termination Date” shall have the meaning set forth in Section 4.4(a).

“Transferring Employees” shall have the meaning set forth in Section 8.13(a).

“Transfer Taxes” shall have the meaning set forth in Section 10.1.

“Transition Services Agreement” means the Transition Services Agreement, to be executed and delivered by Purchaser and IMPATH on the Closing Date, in the form attached as Exhibit C hereto.

“Unaudited Financial Statements” shall have the meaning set forth in Section 8.9.

1.2 Other Definitional and Interpretive Matters

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made an integral part of this Agreement as if set forth in full herein. With respect to each Schedule that represents an exception to a representation or warranty made herein, any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser all of Sellers’ right, title and interest in, to and under the Purchased Assets free and clear of all Liens other than Permitted Exceptions and Assumed Liabilities. “Purchased Assets” shall mean all of the assets of Sellers as of the Closing other than the Excluded Assets, including the following (but excluding the Excluded Assets):

(a) all accounts receivable of Sellers other than (i) any accounts receivable arising out of or in connection with any Excluded Contract and (ii) intercompany accounts receivable;

(b) all inventory of Sellers;

(c) all security deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers relating to the Purchased Assets or the Assumed Liabilities set forth on Schedule 2.1(c) (“Prepaid Deposits”);

(d) all rights of Sellers under each Personal Property Lease and each Real Property Lease, together with all improvements, fixtures and other appurtenances to such Real Property Lease and rights in respect thereof;

(e) the Furniture and Equipment;

(f) all Purchased Intellectual Property;

(g) the Purchased Contracts;

(h) all Documents that are used in, held for use in or intended to be used in the Businesses, including Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferring Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (d) above, but excluding (i) personnel files for Employees of either Seller who are not Transferring Employees, (ii) such files as may be required under applicable Law regarding privacy, (iii) Documents which either Seller is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party, and (iv) any Documents primarily related to or are required to realize the benefits of any Excluded Assets;

(i) all Permits used by either Seller to the extent assignable;

(j) all supplies owned by either Seller;

(k) all rights of each Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents of either Seller or with third parties, other than the Confidentiality Agreement;

(l) all rights of each Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors, in each case except to the extent related to any Excluded Assets;

(m) the Cancer Information Reference File (CIRF); and

(n) all goodwill and other intangible assets associated with the Businesses, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property owned by either Seller.

2.2 Excluded Assets. Nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and each Seller shall retain all of such Seller’s respective right, title and interest in and to the Excluded Assets. “Excluded Assets” shall mean all of the following:

(a) all cash, cash equivalents, bank deposits or similar cash items of Sellers (other than Prepaid Deposits);

(b) all of either Seller’s deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets;

(c) the Excluded Contracts, including any accounts receivable arising out of or in connection with any Excluded Contract;

(d) all intercompany obligations, liabilities and indebtedness, including any note indebtedness, owed to or by a Seller to or by any Affiliate of either Seller;

(e) any (i) confidential personnel and medical records pertaining to any Employee; (ii) other books and records that either Seller is required by Law to retain or that either Seller determines is necessary or advisable to retain, including Tax Returns, financial statements, and corporate or other entity filings; provided, however, that Purchaser shall have the right to make copies of such retained books and records; (iii) minute books, articles or certificates of incorporation, by-laws, all amendments thereto, stock ledgers and stock certificates of Sellers; (iv) documents relating to proposals to acquire either or both Businesses by Persons other than Purchaser; (v) personnel files for Employees of Sellers who are not Transferring Employees; (vi) such files as may be required under applicable Law regarding privacy; (vii) Documents which Sellers are not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party; and (viii) any Document related to or that is reasonably required to realize the benefits of any Excluded Asset;

(f) any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(g) all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Sellers; and

(h) any rights, claims or causes of action of Sellers against third parties relating to assets, properties, business or operations of Sellers arising out of events occurring on or prior to the Closing Date.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Sellers under the Purchased Contracts;

(b) all Transfer Taxes, if any, applicable to the transfer of the Purchased Assets pursuant to this Agreement; and

(c) all other Liabilities with respect to the Businesses, the Purchased Assets or the Transferring Employees arising out of, relating to or with respect to the operation of the Businesses or the acquisition of the Purchased Assets, except for any such Liabilities with respect to the Businesses, the Purchased Assets or the Transferring Employees which relate to the period prior to the Closing Date or which directly results from the consummation of the transactions contemplated by this Agreement.

2.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser will not assume, perform or be liable for, and Sellers shall retain and timely perform and discharge in accordance with their respective terms, all Liabilities of the Sellers that are not expressly Assumed Liabilities (the “Excluded Liabilities”), including the following Liabilities of Sellers:

(a) all Liabilities arising out of Excluded Assets;

(b) except as otherwise provided in Section 2.3(b), all Liabilities for Taxes, including Liabilities for sales and use taxes, relating to the Businesses for all taxable periods (or portions thereof) ending on or prior to the Closing Date;

(c) except as otherwise provided in Section 2.3, all Liabilities arising out of, relating to or with respect to the Purchased Assets or the operation of the Businesses for all periods up to and including the Closing Date;

(d) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Sellers or any of their Affiliates, of any individual on or before the Closing Date, including accrued vacation and any severance obligations under any Employee Benefit Plan or otherwise, (ii) workers’ compensation claims against a Seller that relate to the period ending on the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (iii) any Employee Benefit Plan, and (iv) any sales commissions earned by an Employee prior to Closing;

(e) all Liabilities arising from the sale of Products prior to the Closing Date pursuant to product warranties, product returns and rebates or otherwise, including any Liabilities that result from, relate to or arise out of tort or other product liability claims;

(f) all accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable);

(g) all intercompany obligations, liabilities and indebtedness, including any note indebtedness, owed to or by a Seller to or by any Affiliates of Sellers;

(h) the Cure Amounts; and

(i) all Liabilities relating to amounts required to be paid by Sellers hereunder.

2.5 Cure Amounts. At Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers shall assume and assign to Purchaser and Purchaser shall assume from Sellers, all of Sellers’ right, title and interest in, to and under, and Purchaser shall assume all Liabilities relating to, the Purchased Contracts, including the Personal Property Leases and Real Property Leases. As a condition to the assignment and assumption of the Purchased Contracts, including the Personal Property Leases and Real Property Leases, the cure amounts, as determined by the Bankruptcy Court (the “Cure Amounts”), if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts, including the Personal Property Leases and Real Property Leases, shall be paid by Sellers from the Purchase Price on or before Closing and, except as set forth in Section 3.1, Purchaser shall have no Liability therefor.

2.6 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Sellers shall, or shall cause their respective Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferring Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement, the Seller Documents and the Purchaser Documents and to assure fully to Sellers and their respective Affiliates and their successors and assigns, the assumption of the Liabilities intended to be assumed by Purchaser under this Agreement, the Seller Documents and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.7 Bulk Sales Laws. Purchaser hereby waives compliance by Sellers with the requirements and provisions of any “bulk-transfer” Laws that may otherwise be applicable with respect to the sale and transfer of the Purchased Assets to Purchaser.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to (i) $22,000,000 and (ii) the Cure Amounts paid by

Sellers pursuant to Section 2.5(a) up to a maximum amount of $160,000 (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities.

3.2 Purchase Price Deposit. Upon the execution of this Agreement, Purchaser shall immediately deposit with Tamtron the sum of $2,200,000 by wire transfer of immediately available funds (the “Deposit Escrow Funds”). Tamtron shall deposit the Deposit Escrow Funds in a segregated account of Tamtron and the Deposit Escrow Funds (together with all accrued investment income thereon if Tamtron, in its sole discretion, deposits the Deposit Escrow Funds in an interest bearing account) shall be distributed as follows:

(a) if the Closing shall occur, the Deposit Escrow Funds and all accrued investment income thereon shall be applied towards the Purchase Price payable by Purchaser to Tamtron under Section 3.3 hereof;

(b) if this Agreement is validly terminated (i) by Tamtron pursuant to Section 4.4(d) or (ii) by Tamtron or Purchaser pursuant to Section 4.4(a) if the Closing shall not have occurred by the date set forth therein due to a material breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser, the Deposit Escrow Funds, together with all accrued investment income thereon, shall in each case be released to Tamtron;

(c) if this Agreement is validly terminated (i) by Purchaser pursuant to Section 4.4(c), (ii) by Purchaser or Tamtron pursuant to Sections 4.4(e) or 4.4(f) or (iii) by Tamtron or Purchaser pursuant to Section 4.4(a) (except as set forth in Section 3.2(b) hereof), the Deposit Escrow Funds, together with all accrued investment income thereon, shall in each case be returned to Purchaser; or

(d) if this Agreement is validly terminated by Purchaser and Tamtron pursuant to Section 4.4(b), the Deposit Escrow Funds shall be returned to Purchaser and all accrued investment income thereon shall be shared equally by Purchaser and Tamtron.

3.3 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price (less (A) the Deposit Escrow Funds, which shall be released to the Sellers pursuant to Section 3.2(a) and, (B) if the Audited Financial Statements have not been delivered to Purchaser by the Closing Date, the Audit Escrow Amount, which shall be delivered to the Escrow Agent pursuant to Section 3.4) to Sellers in an amount for each Seller as designated by each Seller, which shall be paid by wire transfer of immediately available funds into accounts for each Seller as designated by each Seller, respectively.

3.4 Audit Escrow Amount . If the Audited Financial Statements have not been delivered to Purchaser by the Closing Date, Purchaser shall deliver the Audit Escrow Amount on the Closing Date to an account designated by the Escrow Agent by wire transfer of immediately available funds. The Audit Escrow Amount shall be held, invested and disbursed by the Escrow Agent pursuant to the Escrow Agreement. The Audit Escrow Amount and all accrued investment income thereon will be released to

Tamtron on the date of delivery of the Audited Financial Statements to Purchaser. If the Audited Financial Statements are not delivered to Purchaser within sixty (60) days following the Closing Date, the Audit Escrow Amount and all accrued investment income thereon shall be paid to Purchaser, unless the failure to so deliver is due to the fault of Purchaser or Purchaser’s failure to cooperate after the Closing, in which case the Audit Escrow Amount and all accrued investment income thereon shall be released to Tamtron.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the date that is two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser:

(a) a duly executed bill of sale in the form attached as Exhibit D hereto;

(b) a duly executed assignment and assumption agreement in the form attached as Exhibit E hereto, and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

(c) the officer’s certificates required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(d) a certified copy of the Sale Order;

(e) a duly executed Escrow Agreement, if required pursuant to Section 3.4; and

(f) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser.

4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers:

(a) a duly executed assignment and assumption agreement in the form attached as Exhibit E hereto;

(b) the Purchase Price (less the Deposit Escrow Funds and, if the Audited Financial Statements have not been delivered to Purchaser by the Closing Date, the Audit Escrow Amount), in immediately available funds, as set forth in Section 3.3 hereof;

(c) the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(d) a duly executed Transition Services Agreement; and

(e) a duly executed Escrow Agreement, if required pursuant to Section 3.4.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser or Tamtron, if the Closing shall not have occurred by the close of business on February 29, 2004 (the “Termination Date”); provided, however, that, if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Sale Order and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no party may terminate this Agreement prior to March 15, 2004;

(b) by mutual written consent of Tamtron and Purchaser;

(c) by Purchaser, if there shall be a breach by either Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.1 or 9.3 and which breach cannot be cured by the Termination Date;

(d) by Tamtron, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.2 or 9.3 and which breach cannot be cured by the Termination Date;

(e) by Tamtron or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); or

(f) by Purchaser or Tamtron, if the Bankruptcy Court shall have approved a Competing Bid, subject to the limitations set forth in the Bidding Procedures Order and subject to Purchaser’s right to payment of the Break-Up Fee and expense reimbursement in accordance with the provisions of Section 7.1.

4.5 Procedure Upon Termination. In the event of termination by Purchaser or Tamtron, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or either Seller. If this Agreement is validly terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 4.4, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or Sellers, subject to Sections 4.6(b) and (c); provided, however, that the obligations of the parties set forth in Sections 4.5, 7.1, 8.5 and Article XI hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 4.6 shall relieve Purchaser or Sellers of any Liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees and expenses reasonably incurred by such party in connection with the transactions contemplated hereby.

(c) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Sellers of their obligations under the Confidentiality Agreement. If this Agreement is validly terminated in accordance with Section 4.4, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any employee of any Seller to join the employ of Purchaser or any if its Affiliates shall be extended to a period of three (3) years from the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally, but not jointly, represents and warrants to Purchaser that:

5.1 Organization and Good Standing. Except as a result of the commencement of the Bankruptcy Case, such Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2 Authorization of Agreement. Subject to entry of the Sale Order, such Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed, or otherwise executed, by such Seller in connection with the consummation of the transactions contemplated hereby and thereby (such other agreements, documents, instruments or certificates, collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been, and each of the Seller Documents to which such Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Sale Order, and, with respect to such Seller’s obligations under Section 7.1, the entry of the Bidding Procedures Order) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Subject to satisfaction of the condition set forth in Section 9.3(c) and except as set forth on Schedule 5.3(a), none of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) the certificate of incorporation or bylaws of such Seller; (ii) any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound except to the extent any of the foregoing is not enforceable due to operation of applicable bankruptcy Law or the Sale Order; (iii) any Order of any Governmental Body or arbitrator applicable to such Seller or any of the properties or assets of such Seller; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancellations or accelerations that would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, if any, (ii) the entry of the Sale Order, (iii) the entry of the Bidding Procedures Order with respect to such Seller’s obligations under Section 7.1, and (iv) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

5.4 Taxes.

(a) Except as set forth on Schedule 5.4(a), and except for matters that would not reasonably be expected to have a material financial impact on such Seller, (i) such Seller has timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of such Seller); and (ii) all Taxes shown to be payable on such Tax Returns have been paid.

(b) Such Seller is not a Foreign Person within the meaning of Section 1445 of the Code.

5.5 Real Property. Such Seller does not own any real property. Schedule 5.5 sets forth all real property and interests in real property leased by a Seller as lessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Such Seller has an enforceable leasehold interest under each of the Real Property Leases to which it is a party, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.5, to the Knowledge of the Applicable Seller, such Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Real Property Leases to which it is a party, except defaults which Sellers are obligated to cure as of the Closing Date pursuant to Section 2.5 hereof, or have been cured by Sellers prior to the date hereof, or are unenforceable due to the operation of applicable bankruptcy Law or the Sale Order.

5.6 Tangible Personal Property. Schedule 5.6 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used by Sellers. Such Seller has an enforceable leasehold interest under each of the Personal Property Leases to which it is a party, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.6, to the Knowledge of the Applicable Seller, such Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any of the Personal Property Leases to which it is a party, except for defaults which Sellers are obligated to cure as of the Closing Date pursuant to Section 2.5 hereof, or have been cured by Sellers prior to the date hereof, or are unenforceable due to the operation of applicable bankruptcy Law or the Sale Order. Except as set forth on Schedule 5.6, Purchaser will be vested with good title to all personal property owned by such Seller (except to the extent any such property is an Excluded Asset), free and clear of all Liens, other than Permitted Exceptions, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

5.7 Intellectual Property. Schedule 5.7 sets forth an accurate and complete list of all material (i) Patents, (ii) registered Marks and applications for registration of Marks and (iii) registered Copyrights, which in the case of each of the foregoing clauses (i) through (iii) are owned by a Seller and included in the Purchased Intellectual Property. Except as set forth on Schedule 5.7, such Seller owns or possesses licenses or other rights to use all material Purchased Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.7, to the Knowledge of the Applicable Seller, the material Purchased Intellectual Property are not the subject of any pending challenge received by such Seller in writing, except as would not reasonably be expected to have a Material Adverse Effect.

5.8 Material Contracts.

(a) Schedule 5.8(a) sets forth all of the following Contracts to which such Seller is a party or by which it is bound or by which the Purchased Assets owned by such Seller may be bound or affected (collectively, the “Material Contracts”):

(i) Contracts with any Affiliate or current or former officer or director of such Seller (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-Affiliated parties);

(ii) Contracts for the sale of any of the assets of such Seller, other than in the Ordinary Course of Business, for consideration in excess of $100,000;

(iii) Contracts relating to the acquisition by such Seller of any operating business or the capital stock of any other Person;

(iv) Contracts relating to incurrence of indebtedness, guarantees or loans, in each case involving amounts in excess of $100,000;

(v) Purchased Contracts which involve the expenditure of more than $100,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by such Seller without penalty on less than 180 days’ notice; or

(vi) Excluded Contracts.

(b) Subject to entry of the Sale Order and the assumption and assignment of such Material Contracts, and except as set forth on Schedule 5.8(b), each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller which is a party to such Material Contract, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure to be so in full force and effect, legal, valid and binding or enforceable would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.8(b), such Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any Material Contract to which such Seller is a party, except for defaults which Sellers are obligated to cure as of the Closing Date pursuant to Section 2.5 hereof, or have been cured by Sellers prior to the date hereof, or are unenforceable due to the operation of applicable bankruptcy Law or the Sale Order.

5.9 Employee Benefits.

(a) Schedule 5.9(a) sets forth all material “employee benefit plans”, as defined in Section 3(3) of ERISA, and all bonus or incentive compensation, equity or equity-based compensation, deferred compensation, retirement, severance pay, sick leave, vacation pay, salary continuation, disability, medical, life insurance, educational assistance, programs or agreements, as to which such Seller has any liability (contingent or otherwise) with respect to any current or former employees of such Seller (the “Employee Benefit Plans”). None of the Employee Benefit Plans is a multiemployer plan as defined in Section 3(37) of ERISA, or is subject to Sections 4063 or 4064 of ERISA.

(b) Such Seller has received a favorable determination letter that each Employee Benefit Plan of such Seller intended to qualify under Section 401 of the Code, and the trust maintained pursuant thereto do qualify under Section 401 and 501(a) of the Code respectively. Nothing has occurred with respect to the operation of the Plans which could reasonably be expected to cause the loss of such qualification or exemption.

(c) True, correct and complete copies of the following documents with respect to each Employee Benefit Plan have been provided to Purchaser by Sellers to the extent applicable: (i) any plans and related trust documents, and amendments thereto, (ii) the most recent Forms 5500, (iii) the last Internal Revenue Service determination letter, and (iv) the most recent summary plan descriptions.

(d) The Employee Benefit Plans comply and have complied with all applicable provisions of ERISA and other laws, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 5.09(d) or would not reasonably be expected to have a Material Adverse Effect. Except for the Bankruptcy Case and related proceedings, there are no pending or, to the Knowledge of the Applicable Seller, threatened actions, claims or lawsuits relating to or in connection with the Employee Benefit Plans of such Seller or the assets of any of the Employee Benefit Plans of such Seller.

5.10 Labor.

(a) None of the employees of such Seller are represented by any labor union or organization, labor or collective bargaining agreement.

(b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Applicable Seller, threatened against or involving such Seller, except as would not reasonably be expected to have a Material Adverse Effect. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Applicable Seller, threatened by or on behalf of any employee or group of employees of such Seller, except as would not reasonably be expected to have a Material Adverse Effect.

5.11 Litigation. Except as set forth on Schedule 5.11, (i) there are no Legal Proceedings pending or, to the Knowledge of the Applicable Seller, threatened against such Seller, or to which such Seller is otherwise a party, before any Governmental Body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and (ii) such Seller is not subject to any Order, except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

5.12 Compliance with Laws; Permits.

(a) Such Seller is in compliance with all Laws of any Governmental Body applicable to its operations or assets or the Business, except as set forth on Schedule 5.12(a), or where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect and except with respect to Environmental Laws. Except as set forth on Schedule 5.12(a), such Seller has not received any written notice of or been charged with the violation of any Laws, except where such violation would not reasonably be expected to have a Material Adverse Effect.

(b) Such Seller currently has all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.12(b), such Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to have a Material Adverse Effect.

5.13 Environmental Matters. Except as set forth on Schedule 5.13 hereto and except in each case as would not reasonably be expected to have a Material Adverse Effect:

(a) the operations of such Seller are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits issued pursuant to Environmental Laws;

(b) such Seller is not the subject of any outstanding written Order or Contract with any Governmental Body respecting non-compliance with or potential liability under any Environmental Laws; and

(c) such Seller has not received any written communication alleging either or both that Seller may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any Liability under any Environmental Law.

5.14 Financial Advisors. Except as set forth on Schedule 5.14, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.15 Interim Financial Statements. Schedule 5.15 sets forth the unaudited consolidated balance sheet of each Seller as at September 30, 2003 and the related unaudited consolidated statements of income and cash flows of each Seller for the nine month period then ended (together, with respect to each Seller, such Seller’s “Interim Financial Statements”). Such Seller’s Interim Financial Statements have been prepared in accordance with the books and records of such Seller, as of the dates and for the periods indicated, and in accordance with GAAP and, except as set forth on Schedule 5.15, present fairly in all material respects the financial position, results of operations and cash flows of such Seller as of the dates and for the periods indicated (subject to normal year-end adjustments and lack of footnote disclosure).

5.16 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Businesses, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of such Seller or any of its Affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Businesses. The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be likely to result in a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed, or otherwise executed, by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (such other agreements, documents, instruments or certificates, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with or result in any violation or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of the certificate of incorporation or by-laws of Purchaser, (ii) any material right or obligation of Purchaser under any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or any of the properties or assets of Purchaser or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults, terminations, cancellations or accelerations as would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the consummation of the transactions contemplated hereby or thereby except for compliance with the applicable requirements of the HSR Act, if any.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order, except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7 Condition of the Businesses. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given by each Seller in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Businesses are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser further represents that neither Sellers nor any of their respective Affiliates nor any other Person have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Businesses or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Sellers, any of their respective Affiliates or any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Businesses or other publication or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Businesses and the transactions contemplated hereby.

ARTICLE VII

BREAK-UP FEE; BANKRUPTCY COURT APPROVAL

7.1 Approval of Break-Up Fee. In consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers, Tamtron shall pay Purchaser a break-up fee in an amount equal to $440,000 (the “Break-Up Fee”) and reimburse Purchaser for reasonable and documented expenses in an amount not to exceed $150,000 on the date of consummation of the transaction set forth in the agreement(s) documenting a Competing Bid (as hereinafter defined) if no material breach by Purchaser of this Agreement has occurred.

7.2 Competing Transaction.

(a) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids (each a “Competing Bid”). From the date hereof (and any prior time) and until the transactions contemplated by this Agreement are consummated, each Seller is permitted to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Purchased Assets or the Businesses. In addition, Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Purchased Assets or the Businesses and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law, including supplying information relating to the Businesses and the assets of Sellers to prospective purchasers.

(b) The bidding procedures that Sellers will use to evaluate any Competing Bid will include the following procedures, which will be reflected in the Bidding Procedures Order:

(i) the initial overbid shall be at least $700,000 greater than the Purchase Price, and any subsequent bids (including by Purchaser) shall be in increments of at least $100,000;

(ii) all bidders shall be required to execute and submit an asset purchase agreement substantially similar or superior to this Agreement along with a marked copy of such asset purchase agreement compared against this Agreement; and

(iii) Sellers shall be required to deliver a copy of such Competing Bid to Purchaser immediately following receipt.

7.3 Bankruptcy Court Filings. Sellers shall file the Motion with the Bankruptcy Court promptly and in any event within five (5) Business Days after the date hereof, and shall use commercially reasonable efforts to have the hearing on approval of the Bidding Procedures Order held no later than December 15, 2003. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining the Sale Order and the Bidding Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Prior to the entry of the Bidding Procedures Order, Purchaser shall not, without the prior written consent of Tamtron, file, join in or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder. After the entry of the Bidding Procedures Order, Purchaser shall use good faith efforts to provide Tamtron, prior to filing, with copies of any such motion or pleading. In the event Purchaser is the successful bidder and the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Sellers and Purchaser, each at their own expense, shall use their respective commercially reasonable efforts to defend such appeal.

ARTICLE VIII

COVENANTS

8.1 Access to Information. Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Businesses and such examination of the books and records of the Businesses, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Sellers shall use commercially reasonably efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to the Businesses. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to the attorney-client privilege or conflict with any confidentiality obligations to which each Seller is bound.

8.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (1) as set forth on Schedule 8.2, (2) as required by applicable Law, (3) as otherwise contemplated by this Agreement or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), each Seller shall:

(i) conduct the Business only in the Ordinary Course of Business; and

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business.

(b) Except (1) as set forth on Schedule 8.2, (2) as required by applicable Law, (3) as otherwise contemplated by this Agreement or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), each Seller shall not:

(i) subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;

(ii) acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, except for (x) acquisitions of properties or assets and (y) sales of Products, in each case, in the Ordinary Course of Business;

(iii) enter into or agree to enter into any merger or consolidation with, any Person;

(iv) cancel or compromise any debt or claim or waive or release any material right of either Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

(v) enter into any commitment for capital expenditures in excess of $25,000 for any individual commitment and $200,000 for all commitments in the aggregate; or

(vi) agree to do anything prohibited by this Section 8.2.

8.3 Regulatory Approvals.

(a) If legally required, Purchaser and Sellers shall (a) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

(b) If a filing under the HSR Act is legally required, Purchaser and Sellers shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Purchaser and Sellers shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Purchaser and Sellers shall cooperate and use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Tamtron decide that litigation is not in their respective best interests.

8.4 Further Assurances. Sellers and Purchaser shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.5 Confidentiality.

(a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby, other than the structural and tax aspects of the transactions, is subject to the terms of the confidentiality agreement between Purchaser and IMPATH and/or their respective Affiliates and/or representatives dated September 9, 2003 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

(b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions described in this Agreement, shall not apply to the Tax structure or Tax treatment of the transactions described in this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax structure and Tax treatment of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such Tax treatment and Tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the Tax structure or Tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

8.6 Preservation of Records. Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their respective Affiliates relating to the Businesses for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Seller or Purchaser or any of their respective Affiliates or in order to enable such Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event a Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

8.7 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange or similar public trading system on which Purchaser or a Seller lists securities, provided that the party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.8 Contacts with Suppliers and Customers. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Tamtron, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Businesses.

8.9 Unaudited 2002 Financial Statements. Promptly after the date hereof, each Seller shall deliver to Purchaser the unaudited consolidated balance sheet of each Seller as at December 31, 2002 and the related unaudited consolidated statements of income and cash flows of each Seller for the twelve month period then ended (together, with respect to each Seller, such Seller’s “Unaudited Financial Statements”). The Unaudited Financial Statements shall be prepared in accordance with the books and records of such Seller, as of the dates and for the periods indicated, and in accordance with GAAP and, except as may be set forth therein, shall present fairly in all material respects the financial position, results of operations and cash flows of such Seller as of the dates and for the periods indicated (subject to lack of footnote disclosure).

8.10 Audited Financial Statements.

(a) Each Seller shall use its commercially reasonable efforts to deliver to Purchaser prior to the Closing Date (i) the audited consolidated balance sheet of such

Seller as at September 30, 2003 and the related audited consolidated statements of income and cash flows of such Seller for the nine-month period then ended and (ii) the audited consolidated balance sheet of such Seller as at December 31, 2002 and the related audited consolidated statements of income and cash flows of such Seller for the twelve-month period then ended (collectively, the “Audited Financial Statements”). The Audited Financial Statements shall be prepared in accordance with the books and records of such Seller, as of the dates and for the periods indicated, and in accordance with GAAP. For the avoidance of doubt, if Sellers use commercially reasonable efforts to obtain the Audited Financial Statements prior to the Closing Date but are unable to deliver the Audited Financial Statements prior to the Closing Date, such failure shall not constitute a failure to perform a material obligation of Sellers under this Agreement, relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement or result in any right of Purchaser to terminate this Agreement, but shall cause the Audit Escrow Amount to be deducted from the Purchase Price paid at Closing and delivered to the Escrow Agent pursuant to Section 3.4.

(b) As soon as reasonably practicable after the date hereof, Sellers shall engage Ireland San Filippo, LLP (the “Independent Auditors”) to prepare the Audited Financial Statements pursuant to an engagement letter in form and substance reasonably acceptable to Tamtron and Purchaser. Prior to the Closing Date, each Seller shall provide the Independent Auditors with access to all necessary documents, records and appropriate personnel and take all other reasonable actions necessary to facilitate the preparation of the Audited Financial Statements, including the execution of management representation letters by the appropriate personnel of such Seller. In the event that Sellers are unable to deliver to Purchaser the Audited Financial Statements in accordance with Section 8.10(a) prior to the Closing Date, each Seller agrees to use its commercially reasonable efforts to deliver the Audited Financial Statements to Purchaser within sixty (60) days after the Closing Date. In connection with the preparation of the Audited Financial Statements, for a period of sixty (60) days after the Closing Date, (i) Purchaser shall provide the Independent Auditors with access to all necessary documents, records and appropriate personnel and take all other reasonable actions necessary to facilitate the preparation of the Audited Financial Statements and (ii) each of the Sellers and Purchaser, at their own expense, shall cooperate in good faith with each other and each other’s authorized representatives and the Independent Auditors.

(c) Sellers shall, and after the Closing Purchaser shall, use their respective commercially reasonable efforts to cause the Independent Auditors to provide the necessary consents to Purchaser to permit Purchaser to incorporate the Independent Auditor’s opinion letter with respect to the Audited Financial Statements in Purchaser’s reports filed with the U.S. Securities and Exchange Commission for periods required under Applicable Law.

(d) If Purchaser determines that Purchaser is required under Rule 3-05 of Securities and Exchange Commission Regulation S-X to file the audited consolidated balance sheet of the Sellers as at December 31, 2003 and the related audited consolidated statements of income and cash flows of the Sellers for the twelve-month period then ended, each Seller agrees to cooperate with the Independent Auditors to provide the Independent Auditors with access to all necessary documents, records and appropriate personnel and take all other reasonable actions necessary to facilitate the preparation of such audited financial statements, including the execution of management representation letters by the appropriate personnel of such Seller with respect to pre-Closing periods during which period such personnel were employed by such Seller. All costs and expenses associated with such audit shall be borne by Purchaser.

(e) Promptly following the Closing, Sellers shall prepare and deliver to Purchaser an unaudited consolidated balance sheet of each Seller as at the Closing Date (the “Closing Date Balance Sheet”). In connection with the preparation of the Closing Date Balance Sheet, (i) each of the parties hereto shall provide the other parties and their respective authorized representatives with access to all necessary documents, records and appropriate personnel and take all other reasonable actions necessary to facilitate the preparation of the Closing Date Balance Sheet and (ii) each of the Sellers and Purchaser, at their own expense, shall cooperate in good faith with each other and each other’s authorized representatives. The parties acknowledge and agree that the covenants set forth in this Section 8.10(e) are independent obligations which shall have no effect on any other provision of this Agreement, including Section 8.10(a) and (b).

(f) IMPATH shall cause Sellers to comply with their obligations in this Section 8.10.

8.11 Transition Services. At the Closing, IMPATH and Purchaser shall execute and deliver to the other party a copy of the Transition Services Agreement. IMPATH and Purchaser agree to determine, in good faith, promptly following the execution of this Agreement, the administrative and accounting services that Purchaser will require under the Transition Services Agreement and determine the incremental costs to IMPATH to provide such services to Purchaser.

8.12 Escrow Agreement. At the Closing, if required pursuant to Section 3.4, Sellers and Purchaser shall execute and deliver to the other parties thereto a copy of the Escrow Agreement.

8.13 Employment Matters.

(a) Transferring Employees. Except with respect to those Employees identified by Purchaser to Sellers in writing, prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to each of the Employees who remain employed immediately prior to the Closing to commence immediately following the Closing. Each such offer of employment shall initially be at the same overall compensation level in effect immediately prior to the Closing. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferring Employees.”

(b) Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and

Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W-2 with respect to any Transferring Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferring Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by such Seller.

(c) Benefits. Purchaser shall provide, or cause to be provided, to each of the Transferring Employees, employee benefits consistent with those benefits afforded to similarly situated employees of Purchaser, which benefits shall be available to such Transferring Employees upon commencement of employment with Purchaser. For purposes of eligibility and vesting under the 401(k) plan and vacation policies of Purchaser, Purchaser shall credit each Transferring Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferring Employee was entitled immediately prior to the Closing to credit for such service under the Employee Benefit Plans.

8.14 Non-Competition. For a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, IMPATH shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that competes directly with the Businesses; provided, however, that no purchaser of assets of IMPATH or other debtors in connection with the Bankruptcy Case shall be subject to, or bound by, the provisions of this Section 8.14. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of each Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty other than a representation or warranty qualified by Material Adverse Effect, the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of each Seller, dated the Closing Date, to the foregoing effect;

(b) each Seller and, with respect to Sections 8.10(f) and 8.11, IMPATH, shall have performed and complied in all material respects with all material obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received certificates signed by an authorized officer of each Seller, dated the Closing Date, to the foregoing effect;

(c) Sellers shall have delivered, or caused to be delivered, to Purchaser all items set forth in Section 4.2;

(d) Sellers shall have provided evidence of payment of the Cure Amounts; and

(e) IMPATH shall have executed and delivered the Transition Services Agreement; provided, however, that Purchaser will not be entitled to assert the failure of this condition if the parties are unable to reach agreement on the services and fees under the Transition Services Agreement as contemplated by Section 8.11.

9.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty other than a representation or warranty qualified by material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the condition set forth in this Section 9.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c) Purchaser shall have delivered, or caused to be delivered, to Seller the items set forth in Section 4.3; and

(d) The License Agreement shall be in full force and effect and shall reflect terms mutually agreed upon by Purchaser and IMPATH.

9.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and each Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order;

(c) the Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court; and

(d) if any filing under the HSR Act is required, the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

9.4 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, if such failure was caused (through action or omission) by such party’s failure to comply with any provision of this Agreement.

ARTICLE X

TAXES

10.1 Transfer Taxes. Purchaser shall be responsible for (and shall indemnify and hold harmless each Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transfer of the Purchased

Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (“Transfer Taxes”). Sellers shall, however, seek to include in the Sales Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under Bankruptcy Code Section 1146(c). To the extent that any Transfer Taxes are required to be paid by Sellers (or such Transfer Taxes are assessed against Sellers), Purchaser shall promptly reimburse Sellers for such Transfer Taxes. Sellers and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes; provided, however, Sellers may initially pay any Transfer Taxes (for which Purchaser shall promptly reimburse Sellers) and, thereafter, in reliance on Section 1146(c) of the Bankruptcy Code (if applicable) apply for a refund (which refund shall be remitted to the Purchaser to the extent such Transfer Taxes were previously reimbursed by Purchaser). Sellers and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes. Sellers agree to cooperate and assist Purchaser in taking all steps necessary to ensure that the Purchased Intellectual Property, including software, is transferred to Purchaser electronically with the required documentation. Sellers further agree to assist Purchaser in documenting and certifying that no copies of the Purchased Intellectual Property, including software, will be retained on any tangible media, except as set forth in the License Agreement. It is understood that Purchaser will not receive or possess any copies of the Purchased Intellectual Property, including software programs, including any copies that may have existed on any computer workstations, laptops, servers, disks, magnetic tape or any other tangible media prior to the Closing Date.

10.2 Prorations. All real and personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and Purchaser as of 12:01 a.m. (Eastern time) on the Closing Date. If any Taxes subject to proration are paid by Purchaser, on the one hand, and Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event of a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

10.3 Purchase Price Allocation. Purchaser shall, within forty-five (45) days after the Closing Date, prepare and deliver to Sellers a schedule (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treas. Reg. 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. Sellers will have the right to raise reasonable objections to the Allocation Schedule within ten (10) days after their receipt thereof, in which event Purchaser and Sellers will negotiate in good faith to resolve such objections. If Purchaser and Sellers cannot mutually resolve Sellers’ reasonable objections to the Allocation Schedule within ten (10) days after Purchaser’s receipt of such objections, such dispute shall be presented to an accounting firm to be mutually selected by Purchaser and Sellers on the next day for a decision that shall be rendered by such accounting firm within thirty (30) calendar days thereafter and shall be final and binding upon each of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser, on the one hand, and Sellers, on the other hand. Purchaser and Sellers each shall report and file all Tax returns (including amended Tax returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

ARTICLE XI

MISCELLANEOUS

11.1 No Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall be extinguished by and shall not survive Closing, and no claims may be asserted with respect thereto and no party shall have any Liability for any breach thereof after the Closing.

11.2 Expenses. Except as otherwise provided in this Agreement, each of Sellers, on the one hand, and Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Purchaser shall bear the filing fees associated with the HSR Act filings, if any.

11.3 Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

11.4 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8.

11.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

11.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to a Seller:

IMPATH Inc.

521 West 57th Street

New York, New York 10019

Facsimile: (212) 485-0893

Attention: Richard C. Rosenzweig, Esq.

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attention: Michael Lubowitz, Esq.

If to Purchaser, to:

IMPAC Medical Systems, Inc.

100 West Evelyn Avenue

Mountain View, California 94041

Facsimile: (650) 623-8915

Attention: Joseph Jachinowski

With a copy to:

Orrick, Herrington & Sutcliffe LLP

400 Sansome Street

San Francisco, California 94111

Facsimile: (415) 773-5759

Attention: Alan Talkington, Esq.

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided above. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.11 Non-Recourse. No past, present or future director, officer, employee, incorporator or stockholder of either Seller shall have any liability for any obligations or liabilities of Sellers under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ Joseph K. Jachinowski

Name: Joseph K. Jachinowski
Title: President and Chief Executive Officer

TAMTRON CORPORATION

By:	/s/ Carter H. Eckert

Name: Carter H. Eckert
Title: Chairman and Chief Executive Officer

MEDICAL REGISTRY SERVICES, INC.

By:	/s/ Carter H. Eckert

Name: Carter H. Eckert
Title: President

IMPATH INC. (Solely with respect to

acknowledging its obligations in Sections

8.10(f), 8.11 and 8.14)

By:	/s/ Carter H. Eckert

Name: Carter H. Eckert
Title: Chairman and Chief Executive Officer

EXHIBIT A

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re	:
	:	Chapter 11 Case No.
:
IMPATH INC., et al.,	:	03- 16113 (PCB)
:
Debtors.	:	(Jointly Administered)
:

ORDER (A) APPROVING BIDDING PROCEDURES FOR

SUBMISSION AND ACCEPTANCE OF COMPETING BIDS, AND

UNDER CERTAIN CIRCUMSTANCES, PAYMENT OF A

BREAK-UP FEE AND EXPENSE REIMBURSEMENT TO IMPAC

MEDICAL SYSTEMS, INC.; (B) SCHEDULING BIDDING DEADLINE,

AUCTION DATE AND SALE HEARING DATE; (C) ESTABLISHING

PROCEDURE FOR DETERMINING CURE AMOUNTS; AND

(D) FIXING NOTICE PROCEDURES AND APPROVING FORM OF NOTICE

Upon the motion, dated November 24, 2003 (the “Motion”), of IMPATH Inc. and its subsidiary debtors, as debtors and debtors-in-possession (collectively, “Impath” or the “Debtors”) for, inter alia, entry of an order (i) approving the proposed bidding procedures annexed hereto as Exhibit A for submission and acceptance of competing bids (the “Bidding Procedures”) and, under certain circumstances, payment of a break-up fee in the amount of $440,000 (the “Break-Up Fee”) and expense reimbursement subject to a cap of $150,000 (the “Expense Reimbursement”) to IMPAC Medical Systems, Inc. (“IMPAC”); (ii) scheduling a bidding deadline, auction date, and sale hearing date; (iii) establishing procedure for determining cure amounts; and (iv) fixing notice procedures and approving forms of notice; and the Court having reviewed the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. § § 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.); and consideration of the

Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. § § 1408 and 1409; and it appearing that notice of the Motion was good and sufficient under the circumstances and that no other or further notice need be given; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the “Hearing”); and it appearing that entry of this order is in the best interests of the Debtors, their estates, and all parties in interest; and upon the Motion and the record of the Hearing and all other proceedings had before the Court; and after due deliberation and good cause appearing therefor, it is hereby

FOUND AND DETERMINED THAT:1

A. The Debtors have articulated good and sufficient reasons for this Court to grant the relief requested in the Motion regarding the bidding process (the “Bidding Procedure Relief”), including the Court’s (i) approval of the Bidding Procedures, (ii) approval of payment of the Break-Up Fee and Expense Reimbursement as administrative expenses in accordance with the terms of the Purchase Agreement (defined below), (iii) determination of final Cure Amounts2 in the manner described herein, and (iv) approval of and authorization to serve the Sale Notice (as defined below).

B. The Debtors have articulated good and sufficient reasons for, and the best interests of their estates will be served by, this Court scheduling a subsequent hearing (the “Sale Hearing”) to consider whether to grant the remainder of the relief

[1]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Bidding Procedures and/or the Motion.

2

requested in the Motion, including approval of the sale of Tamtron Corporation and Medical Registry Services, Inc. (together, the “Sellers” and “Information Services”), in accordance with either (i) that certain asset purchase agreement, attached as Exhibit A to the Motion (together with all exhibits and agreements attached thereto, the “Purchase Agreement”), by and between the Sellers and IMPAC or (ii) such other agreement that may constitute the Successful Bid, free and clear of all liens, claims, encumbrances, and interests (with the same to attach to the proceeds therefrom) pursuant to section 363 of title 11, United States Code (the “Bankruptcy Code”) (the “Sale Transaction”).

C. The Break-Up Fee and Expense Reimbursement to be paid under the circumstances as set forth in the Purchase Agreement are (1) an actual and necessary cost and expense of preserving the Debtors’ estates, within the meaning of section 503(b) of the Bankruptcy Code, (2) commensurate to the real and substantial benefit conferred upon the Debtors’ estates by IMPAC, (3) reasonable and appropriate, in light of the size and nature of the proposed Sale Transaction and comparable transactions, the commitments that have been made, and the efforts that have been and will be expended by IMPAC, and (4) necessary to induce IMPAC to continue to pursue the Sale Transaction and to continue to be bound by the Purchase Agreement.

D. Moreover, the estates’ authorization to pay the Break-Up Fee and the Expense Reimbursement is an essential inducement and condition relating to IMPAC’s entry into, and continuing obligations under, the Purchase Agreement. Unless they are assured that each of the Break-Up Fee and the Expense Reimbursement will be made in each of the circumstances described in the Purchase Agreement, IMPAC is unwilling to remain obligated to purchase Information Services or be otherwise bound

3

under the Purchase Agreement (including the obligation to remain committed to their offer while such offer is subjected to higher or otherwise better offers as contemplated by the Bidding Procedures). The Debtors’ promise to pay each of the Break-Up Fee and the Expense Reimbursement has induced IMPAC to submit a bid that will serve as a minimum or floor bid on which the Debtors, their creditors, and other bidders can rely. IMPAC has provided a material benefit to the Debtors and their creditors by increasing the likelihood that the best possible purchase price for Information Services will be received. Accordingly, the Bidding Procedures and the Break-Up Fee are reasonable and appropriate and represent the best method for maximizing value for the benefit of the Debtors’ estates.

E. The Purchase Agreement and its terms were negotiated by the Debtors and IMPAC in good faith and in an arms-length manner.

F. Objections to (i) approval of the Sale Transaction, including the sale of Information Services free and clear of liens, claims, encumbrances, and interests pursuant to section 363 of the Bankruptcy Code, (ii) any Cure Amount, (iii) the assumption by the Debtors and assignment to IMPAC or a Successful Bidder of all Purchased Contracts (set forth on Exhibit F to the Motion), and/or (iv) the sale of property subject to a Shared Financing Arrangement (set forth on Exhibit G to the Motion) were required to be filed and served by no later than December 9, 2003 at 4:00 p.m.

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. The Bidding Procedure Relief sought in the Motion is GRANTED.

4

2. The Bidding Procedures, which are incorporated herein by reference, are hereby approved and shall govern all bids and bid proceedings relating to Information Services. The Debtors are authorized to take any and all actions necessary or appropriate to implement the Bidding Procedures.

3. Payment of the Break-Up Fee and the Expense Reimbursement under the circumstances set forth and in accordance with the terms of the Purchase Agreement is hereby approved. If the Purchase Agreement is terminated for any reason and if payment of the Expense Reimbursement and/or the Break-Up Fee is triggered under the terms of the Purchase Agreement, such payments shall be made in accordance with the terms of the Purchase Agreement. The Debtors are hereby authorized and directed, without need for further order of this Court, to pay IMPAC the Break-Up Fee and Expense Reimbursement in the manner and upon the terms as set forth in the Purchase Agreement. The Break-Up Fee and Expense Reimbursement shall be paid out of the Debtors’ estates, and the claim or claims of IMPAC to payment of either or both of the Break-Up Fee and Expense Reimbursement shall constitute an allowed administrative expense claim arising under Bankruptcy Code § § 503(b) and 507(a)(1) in the Debtors’ chapter 11 cases.

4. The deadline for (a) submitting a Qualified Bid shall be December 19, 2003, at 11:00 a.m. (prevailing Eastern Time) (the “Bidding Deadline”).

5. As further described in the Bidding Procedures, the Debtors shall conduct the Auction on December     , 2003 at the offices of Weil, Gotshal & Manges, attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, if a Qualified Bid (other than IMPAC’s bid) is timely received.

5

6. The Court shall conduct the Sale Hearing on December     , 2003, at         :00 _.m. (prevailing Eastern Time), at which time, the Court will consider approval of the Sale Transaction to the Successful Bidder.

7. If an objection to a Cure Amount has been timely filed and served, the Debtors may schedule a hearing to consider such objection in the event it cannot be resolved among the parties at or prior to the Sale Hearing. If no objection to the Cure Amount for the respective Purchased Contract has been timely filed and served, the Cure Amount set forth in Exhibit F shall be binding upon the respective non-Debtor party to the Purchased Contract for all purposes in the Debtors’ chapter 11 cases, and the respective non-Debtor party shall be forever barred from objecting to the Cure Amount set forth in Exhibit F, including, without limitation, the right to assert any additional cure or other amount with respect to their Purchased Contract. In the event one or more Contracts (as defined in the Purchase Agreement) are added to Exhibit F on or before the closing of the Sale Transaction, the Debtors will serve a notice of the amended exhibit on the non-Debtor parties to such Contracts, and such non-Debtor parties shall have thirteen (13) days thereafter to object to the Cure Amount, unless such period is shortened by the Court, provided, however, that the Debtors and IMPAC (or the Successful Bidder) shall be deemed to have reserved their right to exclude an executory contract until such time as the Cure Amount is fixed and accepted.

8. The effective date of any assumption and assignment of any Purchase Contract shall be the date on which the Sale Transaction closes. Any Cure Amounts to be paid under any Purchased Contract shall be paid either prior to or upon the

6

closing of the Sale Transaction, or as soon thereafter as the Cure Amount is fixed by the Court or agreed upon by the parties.

9. As further described in the Bidding Procedures, no bid or bids shall be a Qualified Bid, or otherwise considered for any purposes, unless such bid has a cash component of at least an amount equal to the sum of (a) the Purchase Price of IMPAC’s Bid (including the Deposit Escrow Funds) plus (b) assumption of the Assumed Liabilities and in the case of the initial Qualified Bid, must be at least seven hundred thousand dollars ($700,000) more than the Purchase Price of IMPAC’s Bid, and in the case of any subsequent Qualified Bids, one hundred thousand dollars ($100,000).

10. The notices described in the subparagraphs below (collectively, the “Sale and Auction Notices”) shall be good and sufficient, and no other or further notice shall be required if given as follows:

a.	Within twenty-four (24) hours, the Debtors serve copies of this order and a notice of the auction and sale hearing, substantially in the form annexed as Exhibit E to the Motion (the “Sale Notice”) by first class mail upon (i) counsel to the Committee, (ii) IMPAC and its legal counsel, (iii) Fleet National Bank and its legal counsel, (iv) any party who, in the past three months, expressed in writing to the Debtors an interest in acquiring Information Services, and who the Debtors and their representatives reasonably and in good faith determine has the financial wherewithal to effectuate the transaction contemplated in the Purchase Agreement, (v) all parties who are known to claim interests in or liens upon Information Services, (vi) the Securities and Exchange Commission, (vii) the Internal Revenue Service, (viii) all applicable state attorneys general, local realty enforcement agencies, and local regulatory authorities, (ix) all applicable federal, state and local taxing authorities, (x) the U.S. Trustee and (xi) those persons who have requested service pursuant to Bankruptcy Rule 2002 (the “Service Parties”); and

b.	Within three (3) business days, or as soon as practicable thereafter, the Debtors will publish the Sale Notice in The Wall Street Journal (National Edition ).

7

11. The failure of any objecting person or entity to timely file its objection shall be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Motion, or the consummation and performance of the Sale Transaction contemplated by the Purchase Agreement, or an agreement with the Successful Bidder, if any (including the transfer free and clear of all liens, claims, encumbrances, and interests of Information Services).

12. The Court shall retain jurisdiction over any matter or dispute arising from or relating to the implementation of this Order. The Debtors are hereby authorized and empowered to take such steps, expend such sums of money, and do such other things as may be necessary to implement and effect the terms and requirements of this Order. Notwithstanding Bankruptcy Rules 6004(g) and 6006(d), this Order shall not be stayed for ten (10) days after the entry hereof and shall be effective and enforceable immediately upon signature hereof.

13. The Sale Hearing may be adjourned from time to time without further notice to creditors or parties in interest other than by announcement of the adjournment in open Court or on the Court’s calendar on the date scheduled for the Sale Hearing or any adjourned hearing.

Dated: December	, 2003

    New York, New York

UNITED STATES BANKRUPTCY JUDGE

8

TERMS AND CONDITIONS OF BIDDING

PROCEDURES FOR SALE OF INFORMATION SERVICES

Tamtron Corporation and Medical Registry Services, Inc. (the “Sellers”) have entered into an asset purchase agreement (the “Purchase Agreement”)[1], dated as of November 24, 2003, with IMPAC Medical Systems, Inc. (“IMPAC”) for sale of substantially all of their assets (as described in the Purchase Agreement, including the assumption of certain liabilities, executory contracts and unexpired leases, herein referred to as “Information Services”) and are soliciting other higher or better bids for the sale of Information Services.

By motion dated November 24, 2003 (the “Motion”), Impath Inc. and its subsidiary debtors (collectively, “Impath”), as debtors and debtors in possession, seek, among other things, approval of the process and procedures through which higher or better offers for Information Services may be submitted and considered. On December     , 2003, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Bidding Procedures Order”), among other things, authorizing and directing Impath to determine the highest or otherwise best price for Information Services through the process and procedures set forth below (the “Bidding Procedures”).

On December     , 2003, as further described below and in the Motion, the Bankruptcy Court shall conduct a hearing (the “Sale Hearing”) at which Impath shall seek entry of an order (the “Sale Order”) authorizing and approving the sale of Information Services (a “Sale Transaction”) pursuant to either (i) the Purchase Agreement or (ii) a different Successful Bid (as defined below).

Participation Requirements

In order to participate in the bidding process or otherwise be considered for any purpose hereunder, a person desiring to purchase Information Services (a “Potential Bidder”) must first deliver the following materials to Impath (with a copy to the attorneys for the official committee of unsecured creditors appointed in Impath’s chapter 11 cases (the “Committee”)):

i.	an executed confidentiality agreement in form and substance satisfactory to Impath, which is no less favorable to Impath or more favorable to the Potential Bidder than the confidentiality agreement executed by IMPAC prior to its entry into the Purchase Agreement; and

ii.	the most current audited and latest unaudited financial statements (collectively, the “Financials”) of the Potential Bidder demonstrating its financial capability to consummate the Sale Transation, or, if the Potential Bidder is an entity formed for the purpose of a Sale Transaction,

[1]	A copy of the Purchase Agreement is annexed to the Motion.

(x) Financials of the equity holder(s) of the Potential Bidder or such other form of financial disclosure as is reasonably acceptable to Impath and (y) a written commitment acceptable to Impath of the equity holder(s) of the Potential Bidder to be responsible for the Potential Bidder’s obligations in connection with a Sale Transaction.

A “Qualified Bidder” is a Potential Bidder whose Financials reasonably demonstrate the financial capability to consummate a Sale Transaction and that Impath, in its discretion, determines is likely to consummate a Sale Transaction, if selected as the Successful Bidder (as defined below), after taking into account all relevant legal, regulatory, and business considerations, including the Qualified Bid’s impact on all of the estate’s constituencies. IMPAC is a Qualified Bidder.

Within two (2) business days after Impath and the Committee receive from a Potential Bidder all of the materials required by subparagraphs (i) and (ii) above, Impath shall determine, in consultation with its advisors, and shall notify IMPAC, the Committee, and the Potential Bidder in writing, whether the Potential Bidder is a Qualified Bidder. Only Qualified Bidders will be entitled to reasonable due diligence from the Sellers.

Bid Deadline

The deadline for submitting bids by a Qualified Bidder shall be December 19, 2003, at 11:00 a.m. (Eastern Time) (the “Bid Deadline”).

Prior to the Bid Deadline, a Qualified Bidder that desires to make a bid shall simultaneously deliver written copies of its bid to: (i) IMPATH Inc., 521 West 57th Street, New York, New York, 10019, (Attn: Richard Rosenzweig, Esq. and Holly Felder Etlin), Facsimile: (212) 698-0369; (ii) Weil, Gotshal & Manges LLP, attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153 (Attn: George A. Davis, Esq. and Michael Lubowitz, Esq.), Facsimile: (212) 310-8007; (iii) Asante Partners LLC, investment advisors for the Debtors, 220 Arlington Way, Menlo Park, California 94025 (Attn: Jennifer Lloyd), Facsimile: (650) 566-9393; (iv) Arent Fox Kintner Plotkin & Kahn, PLLC, attorneys for the statutory committee of unsecured creditors, 1675 Broadway, New York, New York 10019 (Attn: Schuyler G. Carroll, Esq.), Facsimile: (212) 484-3990; (v) Mayer Brown Rowe & Maw LLP, attorneys for Fleet National Bank as administrative agent for the Debtors’ prepetition and postpetition lenders, (the “Lenders”), 1675 Broadway, New York, New York 10019 (Attn: Frederick D. Hyman, Esq.), Facsimile: (212) 849-5664; and (vi) Orrick, Herrington & Sutcliffe LLP, attorneys for IMPAC, 666 Fifth Avenue, New York, New York, 10103 (Attn: Lorraine S. McGowen, Esq.), Facsimile: (212) 506-5151.

Due Diligence From Bidders

Impath and its advisors shall be entitled to reasonable due diligence from a Qualified Bidder. Each Qualified Bidder shall comply with all reasonable requests for additional information and due diligence access by Impath or its advisors. Failure by the

2

Qualified Bidder to fully comply with requests for additional information and due diligence access will be a basis for Impath to determine that a bid made by the Qualified Bidder is not a Qualified Bid.

Bid Requirements

A bid must be a written irrevocable offer from a Qualified Bidder, which is not subject to any due diligence, financing, or other contingencies, (i) stating that the Qualified Bidder offers to consummate a Sale Transaction pursuant to an agreement substantially in the form of the Purchase Agreement that has been marked to show amendments and modifications to the Purchase Agreement, including price and terms, that are being proposed by the Qualified Bidder (the “Marked Agreement”); (ii) enclosing a copy of the Marked Agreement; (iii) confirming that the offer shall remain open until the closing of a Sale Transaction to the Successful Bidder (as defined below); and (iv) providing for the consummation of the proposed transaction to occur not later 10 days after Bankruptcy Court approval of the transaction set forth in the Qualified Bid.

In addition to the foregoing, a Qualified Bid is a bid that:

•	has a cash component of at least an amount equal to the sum of (a) the Cash Puchase Price of IMPAC’s Bid (including the Deposit Escrow Funds) plus (b) assumption of the Assumed Liabilities, and in the case of the initial Qualified Bid (other than IMPAC’s Bid), must be at least seven hundred thousand dollars ($700,000) more than the Cash Purchase Price of IMPAC’s Bid, and in the case of any subsequent Qualified Bids, one hundred thousand dollars ($100,000) over the preceding Qualified Bid;

•	is substantially on the same or better terms and conditions as those set forth in the Purchase Agreement;

•	is accompanied by a cash deposit of two million, two hundred thousand dollars ($2,200,000) (the “Deposit”), which shall be refunded by Impath in the event that such Qualified Bid is not a Successful Bid (as defined below) and which shall be credited towards the Cash Purchase Price in the event such bid is the Successful Bid; and

•	does not entitle or seek to entitle the Qualified Bidder to any expense reimbursement or termination or similar fee.

For all purposes hereof, IMPAC’s offer to acquire Information Services pursuant to the Purchase Agreement shall constitute a Qualified Bid.

Auction

If a Qualified Bid (other than IMPAC’s) is received by the Bid Deadline, an auction (the “Auction”) with respect to a Sale Transaction shall take place on December         , 2003, at     :     a.m. (prevailing Eastern Time) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. If, however,

3

no such Qualified Bid is received by the Bid Deadline, then the Auction will not be held, IMPAC will be the Successful Bidder, the Purchase Agreement will be the Successful Bid, and, at a hearing before the Bankruptcy Court to be scheduled, Impath will seek approval of and authority to consummate the Sale Transaction contemplated by the Purchase Agreement.

Only a Qualified Bidder who has submitted a Qualified Bid will be eligible to participate at the Auction. Only the authorized representatives of each of the Qualified Bidders, the Committee, IMPAC, Impath, and the Lenders shall be permitted to attend the Auction. At the Auction, Qualified Bidders will be permitted to increase their bids. The bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Qualified Bid as disclosed to all Qualified Bidders prior to commencement of the Auction, and continue in increments of at least $100,000 in cash (i.e., no “credit bidding,” except that IMPAC shall be entitled to credit bid any Break-up Fee and Expense Reimbursement to which it is entitled under the Purchase Agreement). The highest or otherwise best Qualified Bid shall be determined by Impath after consultation with the Committee and the Lenders.

Impath, in its discretion, but after consultation with IMPAC, the Lenders, and the Committee, may adopt rules for the Auction at the Auction that, in its reasonable judgment, will better promote the goals of the Auction and that are not inconsistent with any of the provisions of the Bidding Procedures Order or the Purchase Agreement. All such rules will provide that: (i) the procedures must be fair and open, with no participating Qualified Bidder disadvantaged in any material way as compared to any other Qualified Bidder and (ii) all bids shall be made and received in one room, on an open basis, and all other bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder (i.e., the principals submitting each bid) shall be fully disclosed to all other bidders and that all material terms of each Qualified Bid will be fully disclosed to all other bidders throughout the entire Auction.

Unless otherwise agreed to by Impath, in its discretion, but after consulting with IMPAC and the Committee, no Qualified Bidder will be permitted more than one hour to respond to the previous bid at the Auction and, at the expiration of such time (unless extended), the Auction shall conclude. Immediately prior to concluding the Auction, Impath shall (i) review each Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the sale process and the best interests of Impath’s estates, including, without limitation, those factors affecting the speed and certainty of consummating a Sale Transaction and (ii) determine and identify, after consulting with the Committee and the Lenders, the highest or best Qualified Bid (the “Successful Bid”) and the next highest or otherwise best offer after the Successful Bid (the “Next Highest Bid”). Any bid submitted after the conclusion of the Auction shall not be considered for any purpose unless an order of the Bankruptcy Court is entered directing that such bid be considered and neither Impath, nor any other person, shall have any obligation to seek such an order from the Bankruptcy Court.

4

Acceptance of Qualified Bids

On December     , 2003, at     :     a.m. (Eastern Time), Impath shall present the results of the Auction together with the Successful Bid to the Bankruptcy Court at the Sale Hearing, at which certain findings will be sought by the Bankruptcy Court regarding the Auction, including, among other things, that (i) the Auction was conducted and the Successful Bidder was selected in accordance with these Bidding Procedures, (ii) the Auction was fair in substance and procedure, and (iii) consummation of the Sale Transaction contemplated by the Successful Bid will provide the highest or best value for Information Services and is in the best interests of each of the Sellers, Impath and its estates.

In the event that, for any reason, the Successful Bidder fails to close the Sale Transaction contemplated by its Successful Bid, then, without notice to any other party or further court order, Impath shall be authorized to close with the Qualified Bidder that submitted the Next Highest Bid.

Return of Deposit

Except as otherwise provided in the Purchase Agreement (or as set forth above with respect to the Successful Bidder and the Next Highest Bidder), the deposits of all Qualified Bidders required to submit a deposit under the Bidding Procedures shall be returned upon or within one (1) business day after entry of the Sale Order. Except as otherwise provided in the Purchase Agreement, the deposit of the Successful Bidder shall be held until the closing of a Sale Transaction and applied in accordance with the Successful Bid. Except as otherwise provided in the Purchase Agreement, the deposit of the Next Highest Bidder shall be retained in escrow until 48 hours after the closing of a Sale Transaction. Pending the closing of a Sale Transaction, the deposit of the Successful Bidder and the Next Highest Bidder shall be maintained in an interest-bearing escrow account. If the closing does not occur, the disposition of deposits shall be as provided in the Successful Bid and Next Highest Bid, as applicable.

[1] A copy of the Purchase Agreement is annexed to the Motion.

5

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re	:
	:	Chapter 11 Case No.
:
IMPATH INC., et al.,	:	03- 16113 (PCB)
:
Debtors.	:	(Jointly Administered)
:

NOTICE OF AUCTION AND SALE HEARING

TO SELL IMPATH INFORMATION SERVICES

PLEASE TAKE NOTICE that upon the motion (the “Motion”) of IMPATH Inc. and its subsidiary debtors, as debtors and debtors in possession (collectively, the “Debtors”), dated November 24, 2003, the United States Bankruptcy Court for the Southern District of New York (the “Court”) has issued an order dated December     , 2003 (the “Bidding Procedures Order”), among other things, (a) scheduling a hearing (the “Sale Hearing”) on the Motion of the Debtors to approve that certain Asset Purchase Agreement, dated as of November 24, 2003 (the “Purchase Agreement”), by and among Tamtron Corporation and Medical Registry Services, Inc. (together, the “Sellers”) and IMPAC Medical Systems, Inc. (“IMPAC”), with respect to the sale of substantially all of the assets of the Sellers (“Information Services”) free and clear of all liens, claims, and encumbrances, and subject to higher or better offers; (b) scheduling an auction in connection therewith (the “Auction”); (c) approving certain procedures for the submission and acceptance of any competing bids (the “Bidding Procedures”); (d) approving a procedure for the assumption, assignment, and sale of certain executory contracts and unexpired leases, as set forth in the Purchase Agreement (the “Purchased Contracts”), as well as the assumption, assignment, and sale of such Purchased Contracts; (e) approving the form and manner of notice of the Motion and the relief requested therein (the “Notice”); and (f) setting a deadline for the filing of objections, if any, to the relief requested in the Motion.

A. THE PURCHASE AGREEMENT

The total consideration under the Purchase Agreement for the sale of Information Services is approximately $22 million in cash plus the assumption of certain specified liabilities, all as set forth more fully in the Purchase Agreement, a copy of which is annexed to the Motion as Exhibit A.

B. THE SALE HEARING

The Sale Hearing will be held before the Honorable Prudence C. Beatty, United States Bankruptcy Judge, in Courtroom 701 of the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, NY 10004-1408 on December     , 2003, at     :     p.m. (prevailing Eastern Time). The Sale Hearing may be adjourned from time to time without further notice other than an announcement in open court of the adjourned date or dates at the Sale Hearing or an adjourned hearing.

Responses or objections, if any, to the relief sought in the Motion must be filed with the Clerk of the Court and served upon (i) IMPATH Inc., 521 West 57th Street, New York, New York, 10019 (Attn: Richard Rosenzweig, Esq. and Holly Felder Etlin); (ii) Weil, Gotshal & Manges LLP, attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, (Attn: George A. Davis, Esq. and Michael Lubowitz, Esq.); (iii) the Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Paul K. Schwartzberg, Esq.); (iv) Arent Fox Kintner Plotkin & Kahn, PLLC, attorneys for the statutory committee of unsecured creditors, 1675 Broadway, New York, New York 10019 (Attn: Schuyler G. Carroll, Esq.); (v) Mayer Brown Rowe & Maw LLP, attorneys for Fleet National Bank as administrative agent for the Debtors’ prepetition and postpetition lenders, 1675 Broadway, New York, New York 10019 (Attn: Frederick D. Hyman, Esq.); (vi) Orrick, Herrington & Sutcliffe LLP, attorneys for IMPAC, 666 Fifth Avenue, New York, New York 10103 (Attn: Lorraine S. McGowen, Esq.); and (vii) those parties entitled to notice pursuant to this Court’s order dated September 30, 2003, so as to be received no later than December     , 2003, at 4:00 p.m. (prevailing Eastern Time).

C. THE AUCTION

The Auction will be conducted on December     , 2003 at     :00 _.m. at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. Only a Qualified Bidder (as defined in the Bidding Procedures) who has submitted a Qualified Bid (as defined in the Bidding Procedures) will be eligible to participate in the Auction.

D. COPIES OF THE MOTION AND BIDDING PROCEDURES ORDER

This notice provides only a partial summary of the relief sought in the Motion and granted pursuant to the Bidding Procedures Order. Copies of the Motion (including the Purchase Agreement annexed thereto) and Bidding Procedures Order are available for inspection by accessing the Bankruptcy Court’s website at http://www.nysb.uscourts.gov/ or by visiting the Office of the Clerk of the Bankruptcy Court, United States Bankruptcy Court, Southern District of New York, One Bowling Green, New York, NY 10004-1408, between 9:30 a.m. and 12:00 noon and 1:30 p.m. and 4:00 p.m. Copies may also be obtained by faxing a written request to Debtors’ counsel, Weil, Gotshal & Manges LLP (Attn: Andrea Wilmer), at (212) 310-8007.

Dated: December	, 2003
New York, New York

______________________________

George A. Davis, Esq. (GD 2761)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153-0119

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and

  Debtors in Possession

2

EXHIBIT B

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re	:
	:	Chapter 11 Case No.
:
IMPATH INC., et al.,	:	03- 16113 (PCB)
:
Debtors.	:	(Jointly Administered)
:

ORDER PURSUANT TO SECTIONS 105, 363(b), (f), AND

(m), 365, AND 1146 OF THE BANKRUPTCY CODE AND

BANKRUPTCY RULES 2002 AND 6004 AUTHORIZING (i) THE

SALE OF IMPATH INFORMATION SERVICES, INC. FREE AND

CLEAR OF LIENS, CLAIMS AND ENCUMBRANCES, (ii) THE

ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY

CONTRACTS, AND (iii) THE ASSUMPTION OF CERTAIN LIABILITIES

This matter is before the Court on the motion of IMPATH Inc. and its subsidiary debtors (collectively, the “Debtors”), dated November 24, 2003 (the “Motion”), for an order pursuant to sections 105, 363, 365, and 1146 of title 11 of the United States Code (11 U.S.C. §§ 101 et seq., the “Bankruptcy Code”) (a) approving that certain Asset Purchase Agreement by and among IMPAC Medical Systems, Inc. (“IMPAC”) and Tamtron Corporation and Medical Registry Services, Inc. (together, the “Sellers”), dated as of November 24, 2003 (the “Purchase Agreement”), a copy of which is annexed hereto as Exhibit A; (b) authorizing the sale of the Purchased Assets1 free and clear of all liens, claims and encumbrances; (c) authorizing the assumption and assignment of the Purchased Contracts; (d) establishing certain cure amounts; and (e) approving certain escrows provided for in the Purchase Agreement; and the Court having heard the statements of counsel and the evidence presented in support of the relief requested by the

[1]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Debtors in the Motion at a hearing before the Court on December             , 2003 (the “Hearing”); and it appearing that the Court has jurisdiction over this matter; and it further appearing that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and it further appearing that the relief requested in the Motion is in the best interests of the Debtors, their creditors, and all other parties in interest in the Debtors’ chapter 11 cases;

THE COURT HEREBY FINDS AND DETERMINES THAT:

A. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014.

B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

C. The court has jurisdiction over the Motion and the transactions contemplated by the Purchase Agreement pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A) and (N). Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

D. The statutory predicates for the relief sought in the Motion are sections 105(a), 363, 365, and 1146(c) of the Bankruptcy Code as supplemented by Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

E. As evidenced by the affidavits of service and publication previously filed with the Court, and based on the representations of counsel at the

2

Hearing, (i) proper, timely, adequate, and sufficient notice of the Motion, the Hearing, the Sale (as herein defined), and the assumption and assignment of the Purchased Contracts, has been provided in accordance with Bankruptcy Rules 2002(a), 6004(a) and 6006(c) and in compliance with the order of the Court entered December             , 2003 (the “Bidding Procedures Order”) establishing bidding procedures for the auction (the “Auction”) of the Purchased Assets, (ii) such notice was good and sufficient, and appropriate under the particular circumstances, and reasonably calculated to reach and apprise all holders of Interests (as hereafter defined) about the Sale thereof, the Auction and the Bidding Procedures, the Sale, and the assumption of the Purchased Contracts and (iii) no other or further notice of the Motion, the Hearing, the Sale, or the assumption and assignment of the Purchased Contracts is or shall be required.

F. As demonstrated by (i) the testimony and other evidence proffered or adduced at the Hearing, and (ii) the representations of counsel made on the record at the Hearing, the Debtors have marketed the Purchased Assets and conducted the sale process in compliance with the Bidding Procedures Order, the Auction was duly noticed, and a reasonable opportunity has been given to any interested party to make a higher and better offer for the Purchased Assets and the Purchased Contracts, although no such offer was made.

G. The Sellers (i) have full corporate power and authority to execute the Purchase Agreement and all other documents contemplated thereby, and the sale of the Purchased Assets by the Sellers has been duly and validly authorized by all necessary corporate action of each of the Debtors, (ii) have all of the corporate power and authority necessary to consummate the transactions contemplated by the Purchase Agreement, (iii)

3

have taken all corporate action necessary to authorize and approve the Purchase Agreement and the consummation by the Sellers of the transactions contemplated thereby, and (iv) no consents or approvals, other than those expressly provided for in the Purchase Agreement, are required for the Sellers to consummate such transactions.

H. Approval of the Purchase Agreement and consummation of the transactions contemplated thereby (the “Sale”) at this time is in the best interests of the Debtors, their creditors, their estates, and other parties in interest.

I. The Purchase Agreement was negotiated, proposed and entered into by the Sellers and IMPAC without collusion, in good faith, and from arm’s-length bargaining positions. Neither the Sellers nor IMPAC has engaged in any conduct that would cause or permit the Purchase Agreement to be avoided under 11 U.S.C. § 363(n).

J. IMPAC is a good faith purchaser under section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby.

K. IMPAC is not an “insider” of any of the Debtors, as that term is defined in section 101 of the Bankruptcy Code.

L. The consideration provided by IMPAC pursuant to the Purchase Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Purchased Assets, (iii) will provide a greater recovery to the Debtors’ estates than would be provided by any other available alternative, and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

M. The transfer of the Purchased Assets to IMPAC will be a legal, valid, and effective transfer of the Purchased Assets and, except for the liabilities being

4

assumed by IMPAC (as defined in section 2.3 of the Purchase Agreement, the “Assumed Liabilities”), will vest IMPAC with all right, title, and interest of the Sellers to the Purchased Assets free and clear of interests, Claims (as that term is defined in the Bankruptcy Code), or Liens (as defined in the Purchase Agreement), including, but not limited to (i) those that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Sellers’ or IMPAC’s interest in the Purchased Assets, or any similar rights, (ii) those relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Purchased Assets prior to the consummation of the Sale (the “Closing”), and (iii) (a) those arising under all mortgages, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, liens, judgments, demands, encumbrances, rights of first refusal or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership and (b) all debts arising in any way in connection with any agreements, acts, or failures to act, of any of the Sellers or any of the Sellers’ predecessors or affiliates, Claims, Liens, obligations, liabilities, demands, guaranties, options, rights, contractual or other commitments, indemnities, indemnity obligations and warranties relating to any acts, omissions or circumstances arising prior to the Closing, including those constituting Excluded Liabilities (as defined in Section 2.4 of the Purchase Agreement), restrictions, interests and matters of any kind and nature, whether known or unknown, contingent or otherwise, whether arising prior to or subsequent to the commencement of these bankruptcy cases, and whether imposed by agreement, understanding, law, equity or otherwise, including but not limited to Liens or Claims

5

otherwise arising under doctrines of successor liability or any Claims, Liens, or Interests related to the Excluded Assets (as defined in Section 2.2 of the Purchase Agreement) or the Excluded Liabilities (collectively, the “Interests”).

N. IMPAC would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby, thus adversely affecting the Debtors, their estates, and their creditors, if the sale of the Purchased Assets to IMPAC, the assignment of the Purchased Contracts to IMPAC, and the assumption of the Assumed Liabilities by IMPAC were not, except as otherwise provided for in the Purchase Agreement, free and clear of all Interests of any kind or nature whatsoever, or if IMPAC would, or in the future could, be liable for any of the Interests including, but not limited to (a) all Liabilities arising out of Excluded Assets; (b) all Liabilities for Taxes relating to the Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date; (c) all Liabilities arising out of, relating to or with respect to the Purchased Assets or the operation of the Businesses for all periods up to and including the Closing Date; (d) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Sellers or any of their Affiliates, of any individual on or before the Closing Date, including accrued vacation and any severance obligations under any Employee Benefit Plan or otherwise, (ii) workers’ compensation claims against a Seller that relate to the period ending on the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (iii) any Employee Benefit Plan, and (iv) any sales commissions earned by an Employee prior to Closing; (e) all Liabilities arising from the sale of Products prior to the Closing Date pursuant to product warranties, product returns and

6

rebates, including any Liabilities that result from, relate to or otherwise arise out of tort or other product liability claims; (f) all accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable); (g) all intercompany obligations, liabilities and indebtedness, including any note indebtedness, owed to or by a Seller to or by any Affiliates of Sellers; (h) the Cure Amounts; and (i) all Liabilities relating to amounts required to be paid by Sellers thereunder.

O. The Sellers may sell the Purchased Assets free and clear of all Interests of any kind or nature whatsoever because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Those (i) holders of Interests and (ii) non-Debtor parties to Purchased Contracts or property listed on Exhibit G to the Motion who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. Those (i) holders of Interests and (ii) non-Debtor parties to Purchased Contracts who did object fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are adequately protected by having their Interests, if any, attach to the cash proceeds of the Sale ultimately attributable to the property against or in which they claim an Interest.

P. The Sale is necessary to the consummation of a chapter 11 plan or plans, and is made in contemplation of such a plan or plans. Accordingly, the Sale is a transfer pursuant to section 1146(c) of the Bankruptcy Code, which shall not be taxed under any law imposing a stamp, transfer, or any other similar tax.

7

Q. The Debtors have demonstrated that it is an exercise of their sound business judgment to enter into the Transition Services Agreement and to assume and assign the Purchased Contracts to IMPAC in connection with the consummation of the Sale, and the assumption and assignment of the Purchased Contracts, subject to the limitations described in Paragraphs M and N of this Order, is in the best interests of the Debtors, their estates, and their creditors. The Purchased Contracts being assigned to, and the liabilities being assumed by, IMPAC are an integral part of the Purchased Assets being purchased by IMPAC and, accordingly, such assumption and assignment of the Purchased Contracts and Assumed Liabilities are reasonable and enhance the value of the Debtors’ estates.

R. The Debtors have (i) cured and/or provided adequate assurance of cure of any default existing prior to the date hereof under any of the Purchased Contracts, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Purchased Contracts, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code, and IMPAC has provided adequate assurance of future performance under the Purchased Contracts, within the meaning of section 365(b)(1)(C) of the Bankruptcy Code.

S. Title to the property listed on Exhibit G to the Motion, located at certain of the Sellers’ facilities, and subject to certain shared Financing Arrangements (as defined in the Motion) has passed to the Sellers and may be sold to IMPAC fee and clear

8

of all liens, claims, and encumbrances, including any obligations under the Financing Agreements.

T. Other than the Sellers, none of the Debtors have any interest in or rights to any of the Purchased Assets, the Purchased Contracts or the property subject to the Shared Financing Arrangements to be transferred to IMPAC.

U. IMPAC would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby, thus adversely affecting the Debtors, their estates, and their creditors, if the Debtors had not agreed to the non-competition provisions in the Purchase Agreement, which are fair and reasonable.

V. The Debtors have full corporate power and authority to cause the Sellers to comply with their obligations to deliver the Audited Financial Statements to the IMPAC.

NOW THEREFORE, THE COURT HEREBY ORDERS, ADJUDGES, AND DECREES AS FOLLOWS:

General Provisions

1. The Motion is granted, as further described herein.

2. The Objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such Objections, are overruled on the merits.

Approval of the Purchase Agreement

3. The Purchase Agreement and documents ancillary thereto, and all of the terms and conditions thereof, is hereby approved.

4. Pursuant to 11 U.S.C. § 363(b), the Debtors are authorized to perform their obligations under and comply with the terms of the Purchase Agreement,

9

and consummate the Sale, pursuant to and in accordance with the terms and conditions of the Purchase Agreement.

5. The Debtors are authorized and directed to execute and deliver, and empowered to perform under, consummate and implement, the Purchase Agreement, together with all additional instruments and documents that the Debtors or IMPAC deem necessary or appropriate to implement the Purchase Agreement and effectuate the Sale and to take all further actions as may be reasonably requested by IMPAC for the purpose of assigning, transferring, granting, conveying and conferring to IMPAC or reducing to possession, the Purchased Assets, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Purchase Agreement.

6. This Order and the Purchase Agreement shall be binding in all respects upon all creditors, claimants of, and holders of equity interests in any Debtor and their successors and assigns (whether known or unknown), any holders of Interests, all non-Debtor parties to the Purchased Contracts, all successors and assigns of IMPAC, the Debtors and their affiliates and subsidiaries, the Purchased Assets, and any subsequent trustees appointed in the Debtors’ chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code and shall not be subject to rejection. Nothing contained in any chapter 11 plan confirmed in these bankruptcy cases or the confirmation order confirming any such chapter 11 plan shall conflict with or derogate from the provisions of the Purchase Agreement or this Order.

Transfer of Assets

7. Except for the Assumed Liabilities, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the Purchased Assets shall be transferred to IMPAC, and

10

upon the Closing shall be, free and clear of all Interests of any kind or nature whatsoever (including, but not limited to, those described in paragraphs M and N of this Order), and all such Interests of any kind or nature whatsoever shall attach to the net proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they now have as against the Purchased Assets, subject to any claims and defenses the Debtors may possess with respect thereto.

8. Except as expressly permitted or otherwise specifically provided by the Purchase Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, tort claimants, trade and other creditors, holding Interests of any kind or nature whatsoever against or in any of the Debtors, the Excluded Assets, Excluded Liabilities or the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Excluded Assets, the Excluded Liabilities, the Purchased Assets, the operation of the Purchased Assets prior to the Closing, or the Sale, are forever barred, estopped, and permanently enjoined from asserting against IMPAC, its successors or assigns, its property, or the Purchased Assets, such persons’ or entities’ Interests.

9. Nothing in this Order or the Purchase Agreement shall be construed to release or nullify any liability to any governmental entity under police or regulatory requirements that any entity would be subject to as the owner or operator of property after the Closing except to the extent otherwise compromised.

11

10. The transfer of the Purchased Assets to IMPAC pursuant to the Purchase Agreement constitutes a legal, valid, and effective transfer of the Purchased Assets, and shall vest IMPAC with all right, title, and interest of the Sellers in and to the Purchased Assets free and clear of all Interests of any kind or nature whatsoever (including those arising out of or related to the Excluded Assets and the Excluded Liabilities) other than the Assumed Liabilities.

11. If any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Interests in the Debtors or the Purchased Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all Interests which the person or entity has with respect to the Debtors or the Purchased Assets or otherwise, then (a) the Debtors are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Debtors or the Purchased Assets and (b) IMPAC is hereby authorized to file, register, or otherwise record a certified copy of this Order, which shall constitute conclusive evidence of the release of all Interests in the Debtors or the Purchased Assets of any kind or nature whatsoever.

12. On the Closing of the Sale, each of the Debtors’ creditors and any other holder of an Interest is authorized and directed to execute such documents and take all other actions as may be necessary to release its Interests in the Purchased Assets, if any, as such Interests may have been recorded or may otherwise exist.

12

Assumption and Assignment

to IMPAC of Purchased Contracts

13. Pursuant to section 365 of the Bankruptcy Code and subject to and conditioned upon the Closing of the Sale, the Debtors’ assumption and assignment to IMPAC of the Purchased Contracts, and IMPAC’s assumption of such contracts on the terms set forth in the Purchase Agreement and including the limitations described in Paragraphs M, N and Q of this Order, is hereby approved, and the requirements of section 365(b)(1) of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

14. The Debtors are hereby authorized and directed in accordance with sections 105(a) and 365 of the Bankruptcy Code to (a) assume and assign to IMPAC, effective upon the Closing of the Sale, the Purchased Contracts free and clear of all Interests of any kind or nature whatsoever other than the Assumed Liabilities and subject to the limitations described in Paragraphs M, N and Q of this Order, and (b) execute and deliver to IMPAC such documents or other instruments as IMPAC deems may be necessary to assign and transfer the Purchased Contracts and Assumed Liabilities to IMPAC.

15. With respect to the Purchased Contracts: (a) each Purchased Contract is an executory contract under section 365 of the Bankruptcy Code; (b) the Debtors may assume each of the Purchased Contracts in accordance with section 365 of the Bankruptcy Code; (c) the Debtors may assign each Purchased Contract in accordance with sections 363 and 365 of the Bankruptcy Code, and any provisions in any Purchased Contract that prohibit or condition the assignment of such Purchased Contract or allow the party to such Purchased Contract to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of

13

such Purchased Contract, constitute unenforceable anti-assignment provisions which are void and of no force and effect; (d) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to IMPAC of each Purchased Contract have been satisfied; (e) the Purchased Contracts shall be transferred and assigned to, and following the closing of the Sale remain in full force and effect for the benefit of, IMPAC, notwithstanding any provision in any such Purchased Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Purchased Contracts after such assignment to and assumption by IMPAC; and (f) upon Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, IMPAC shall be fully and irrevocably vested in all right, title and interest of each Purchased Contract.

16. All defaults or other obligations of the Debtors under the Purchased Contracts arising or accruing prior to the Closing (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Debtors at the Closing or as soon thereafter as practicable by payment of the Cure Amounts (as hereinafter defined). The Sellers shall be entitled to reimbursement from IMPAC of any Cure Amounts for the Purchased Contracts, up to $160,000, pursuant to the terms of the Purchase Agreement. Exhibit F to the Motion, sent to the non-Debtor parties to the Purchased Contracts, reflects the sole amounts necessary under section 365(b) of the Bankruptcy Code to cure all monetary defaults under the Purchased Contracts (collectively, the “Cure Amounts”), and no other

14

amounts are or shall be due to the non-Debtor parties in connection with the assumption by the Debtors and the assignment to IMPAC of the Purchased Contracts. In the event one or more agreements is added to or deleted from Exhibit F on or before the Closing, the Debtors will serve a notice of the amended Exhibit F on the non-Debtor parties to such Contracts. To the extent such non-Debtor parties are added to the amended Exhibit F, such non-Debtor parties shall have thirteen (13) days thereafter to object to the Cure Amount, unless such period is shortened by the Court.

17. Each non-Debtor party to a Purchased Contract hereby is forever barred, estopped, and permanently enjoined from (i) asserting against the Debtors or IMPAC, or the property of any of them, any default or Claim arising out of any indemnity obligation or warranties for acts or occurrences arising prior to or existing as of the Closing, including those constituting Excluded Liabilities, or, against IMPAC, any counterclaim, defense, setoff or any other Claim asserted or assertable against the Debtors; and (ii) imposing or charging against IMPAC or its affiliates any rent accelerations, assignment fees, increases or any other fees as a result of the Debtors’ assumption and assignments to IMPAC of the Purchased Contracts. The validity of such assumption and assignments of the Purchased Contracts shall not be affected by any dispute between the Debtors and any non-Debtor party to a Purchased Contract relating to such contract’s respective Cure Amount.

18. Except as provided in the Purchase Agreement or this Order, after the Closing, the Debtors and their estates shall have no further liabilities or obligations with respect to any Assumed Liabilities and all holders of such Claims are forever barred

15

and estopped from asserting such Claims against the Debtors, their successors or assigns, their property or their assets or estates.

19. The failure of the Debtors or IMPAC to enforce at any time one or more terms or conditions of any Purchased Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and IMPAC’s rights to enforce every term and condition of the Purchased Contracts.

Transfer of Property Subject to Shared Financing Arrangements

20. The transfer of the property listed on Exhibit G to the Motion (the “Property”), pursuant to the Purchase Agreement, constitutes a legal, valid, and effective transfer of such property, and shall vest IMPAC with all right, title, and interest of the Sellers in and to such property free and clear of all liens, claims, and encumbrances, of any kind or nature whatsoever.

21. Any valid and perfected liens in the Property are hereby preserved and shall continue and attach to the proceeds of the Sale, which may be discharged by the Debtors by the payment thereof without further order of the Court. The Debtors are hereby authorized to deposit $200,000 of the proceeds from the Sale into a segregated account pending determination by this Court or resolution by the parties of the extent to which the counterparties to any Financing Arrangements have valid, perfected, and unavoidable liens in any Property.

Additional Provisions

22. The consideration provided by IMPAC for the Purchased Assets under the Purchase Agreement is deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

16

23. The consideration provided by IMPAC for the Purchased Assets under the Purchase Agreement is fair and reasonable and the Sale may not be avoided under section 363(n) of the Bankruptcy Code.

24. The Debtors are hereby authorized to (i) enter into the Transition Services Agreement, (ii) enter into the non-competition provisions of the Purchase Agreement, and (ii) take any such action as necessary to cause the Sellers to deliver the Audited Financial Statements, pursuant to the terms and conditions set forth in the Purchase Agreement.

25. The sale of the Information Services business constitutes a Non-Core 363 Sale as defined in the Revolving Credit and Guarantee Agreement dated as of September 30, 2003 (the “Credit Agreement”). The Debtors are hereby directed to apply the Net Cash Proceeds (as defined in the Credit Agreement) from the sale of the Information Services business, first, to the prepayment of Revolving Credit Loans then outstanding under the Credit Agreement pursuant to Section 2.7(b) of the Credit Agreement and, second, to the Prepetition Lenders (as defined in the Final Order (i) Authorizing Secured Postpetition Financing on a Superpriority Basis Pursuant to 11 U.S.C. 364, (ii) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C 363 and (iii) Granting Adequate Protection Pursuant to 11 U.S.C 363 and 364) consistent with paragraph 8(b)(iv) of the Final Order.

26. MPAC shall deposit on the Closing Date $440,000 of the Purchase Price in an escrow account (the “Audit Escrow Amount”), pursuant to the terms of the Escrow Agreement, in the event that Sellers are unable to deliver the Audited Financial Statements required under the Purchase Agreement at the Closing. The Audit Escrow

17

Amount shall be held, invested and disbursed by the Escrow Agent pursuant to the Escrow Agreement. The Audit Escrow Amounts and all accrued investments income thereon shall be released, without further order of the Court, to Tamtron Corporation on the date of delivery of the Audited Financial Statements to IMPAC; provided, that, Sellers deliver the Audited Financial Statements on or before sixty (60) days following the Closing Date. In the event that the Debtors fail to timely deliver the Audited Financial Statements, the Audit Escrow Amount and all accrued investment income thereon shall be paid to IMPAC, without further Order of the Court, unless the failure to so deliver is due to the fault of IMPAC or IMPAC’s failure to cooperate after the Closing.

27. This Order (a) shall be effective as a determination that, except for the Assumed Liabilities, at Closing, all Purchased Assets shall be transferred to IMPAC free and clear of any Interests of any kind or nature whatsoever existing as to the Debtors and the Purchased Assets prior to the Closing, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Purchased Assets.

18

28. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents, instruments, and permits necessary and appropriate to consummate the transactions contemplated by the Agreement.

29. All entities that are in possession of some or all of the Purchased Assets on the Closing are hereby directed to surrender possession of the Purchased Assets to IMPAC at Closing.

30. Except for the Assumed Liabilities or as expressly permitted or otherwise specifically provided for in the Purchase Agreement or this Order, IMPAC shall have no liability or responsibility for any liability or other obligation of the Debtors arising under or related to the Purchased Assets, and shall have no obligations arising out of or related to the Excluded Assets or Excluded Liabilities.

31. IMPAC has given substantial consideration under the Purchase Agreement for the benefit of holders of Interests. The consideration given by IMPAC shall constitute valid and valuable consideration for the releases of any potential Claims of successor liability of IMPAC, releases which the Court holds shall be deemed to have been given in favor of IMPAC by all holders of Interests against the Debtors or their respective assets.

32. Under no circumstances shall IMPAC be deemed a successor of or to the Debtors for any Interest against or in the Debtors, the Purchased Assets, the Excluded Assets or the Excluded Liabilities of any kind or nature whatsoever. Except for the Assumed Liabilities, the sale, transfer, assignment and delivery of the Purchased Assets shall not be subject to any Interests, and Interests of any kind or nature whatsoever

19

shall remain with, and continue to be obligations of, the Debtors. Except for the Assumed Liabilities, all persons holding Interests against or in the Debtors, the Purchased Assets, the Excluded Assets or the Excluded Liabilities of any kind or nature whatsoever (including but not limited to, the Sellers and/or their respective successors, including any trustees thereof, creditors, employees, unions, former employees and shareholders, administrative agencies, governmental units, secretaries of state, federal, state and local officials, maintaining any authority relating to any environmental, health and safety laws, and their respective successors or assigns) shall be, and hereby are, forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Interests of any kind or nature whatsoever against IMPAC, its property, its successors and assigns, or the Purchased Assets, as an alleged successor or otherwise. Following the Closing, no holder of an Interest in the Debtors shall interfere with IMPAC’s title to or use and enjoyment of the Purchased Assets based on or related to such Interest.

33. Nothing contained in the Purchase Agreement or this Order (i) shall be deemed to sell, transfer, assign, or convey the Excluded Assets (as defined in section 2.2 of the Purchase Agreement) to IMPAC and the Debtors shall retain all right, title and interest to, in and under the Excluded Assets or (ii) shall be deemed to be an assumption by IMPAC of the Excluded Liabilities (as defined in section 2.4 of the Purchase Agreement). Under no circumstances shall IMPAC be deemed a successor of or to the Debtors for any liabilities of the Debtors relating to the Excluded Assets or Excluded Liabilities.

20

34. This Court retains jurisdiction to enforce and implement the terms and provisions of this Order, the Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Purchased Assets to IMPAC, (b) compel delivery of the purchase price or performance of other obligations owed by or to the Debtors, (c) resolve any disputes arising under or related to the Purchase Agreement, except as otherwise provided therein, (d) interpret, implement, and enforce the provisions of this Order, and (e) protect IMPAC against (i) any of the Excluded Liabilities, (ii) the assertion of any Interests against the Purchased Assets, of any kind or nature whatsoever, or (iii) the assertion of any Claims or Interests arising out of the Excluded Assets or the Excluded Liabilities.

35. The transactions contemplated by the Purchase Agreement are undertaken by IMPAC without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale (including the assumption and assignment of any of the Purchased Contracts), unless such authorization is duly stayed pending such appeal. IMPAC is a purchaser in good faith of the Purchased Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

36. The terms and provisions of the Purchase Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors, their estates, and their creditors, IMPAC and its respective affiliates, successors, and assigns, and any affected third parties including, but not limited to, all persons asserting

21

an Interest in the Purchased Assets, notwithstanding any subsequent appointment of any trustee(s) under any chapter of the Bankruptcy Code, as to which trustee(s) such terms and provisions likewise shall be binding.

37. Nothing contained in any plan of reorganization confirmed in these cases or any order of this Court confirming such plan shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Order.

38. The failure specifically to include any particular provisions of the Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement be authorized and approved in its entirety.

39. The Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment, or supplement does not have a material adverse effect on the Debtors’ estates.

40. The transfer of the Purchased Assets pursuant to the Sale is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly shall not be taxed under any law imposing a stamp tax or a sale, transfer, or any other similar tax. Each and every federal, state and local government agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of any of the Purchased Assets, all without imposition or payment of any stamp tax, transfer tax, or similar tax.

22

41. The provisions of this Order are non-severable and mutually dependent and, pursuant to Bankruptcy Rules 6004(g) and 6006(d), this Order shall not be stayed for 10 days and shall be effective immediately upon entry.

Dated: December	, 2003
New York, New York

UNITED STATES BANKRUPTCY JUDGE

23

EXHIBIT B

EXHIBIT A

PURCHASE AGREEMENT

EXHIBIT C

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and delivered this              day of December 2003, by and between IMPATH Inc., a Delaware corporation (“Provider”), and IMPAC Medical Systems, Inc., a Delaware corporation (“Purchaser”).

R E C I T A L S

WHEREAS, on November 24, 2003, Tamtron Corporation, a California corporation, Medical Registry Services, Inc., a Delaware corporation (each a “Seller” and, together, “Sellers”), and Purchaser entered into an Asset Purchase Agreement (the “Purchase Agreement”; defined terms used but not defined herein have the respective meanings set forth in the Purchase Agreement), pursuant to which Purchaser agreed to purchase certain assets and business operations of Sellers, each of which is an indirect, wholly-owned subsidiary of Provider, and assume certain liabilities related thereto;

WHEREAS, Purchaser will require Services (as hereinafter defined) from Provider with respect to certain operations of the Businesses following the Closing Date; and

WHEREAS, in connection with and as a condition precedent to the closing of the transactions contemplated by the Purchase Agreement, Provider has agreed to provide, and Purchaser desires to contract for, the Services.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.     Services to be Performed.

(a) In accordance with the terms and provisions of this Agreement, subject to Section 2 hereof, Provider agrees to perform for Purchaser the services described on Schedule A hereto (collectively, the “Services”) for up to a maximum of ninety (90) days from the date hereof (the “Transition Period”) and to the extent specified on Schedule A with respect to each such Service.

(b) The parties will consult and negotiate with each other in good faith, as required, with respect to the amendment, modification or furnishing of any additional Services and the amount to be paid therefor. If a Service is modified, amended or added in accordance herewith, the parties agree to execute and deliver to each other an amended and restated Schedule A to this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that Provider shall have no obligation to provide additional services under this Agreement.

Section 2.    Term and Termination.

(a) This Agreement shall become effective as of the Closing Date and shall terminate with respect to each Service on the date which is ninety (90) days from the date hereof unless earlier terminated pursuant to subsection (c) of this Section 2.

(b) Purchaser agrees to use commercially reasonable efforts to implement, or obtain replacements for, the Services as soon as practicable after the Closing Date and the parties agree that, if any Services are obtained by Purchaser prior to the termination of the Transition Period with respect to such Services, Provider shall no longer be obligated to provide such Services.

(c) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, or any or all of the Services may cease to be provided, at any time:

(i)	by the mutual consent of Purchaser and Provider;

(ii)	by Purchaser in the event of any material breach or default by Provider of any of Provider’s obligations under this Agreement and the failure of Provider to cure such breach or default within two (2) days after receipt of written notice from Purchaser requesting such breach or default to be cured; or

(iii)	by Provider in the event of any material breach or default by Purchaser of any of Purchaser’s obligations under this Agreement and the failure of Purchaser to cure such breach or default within two (2) days after receipt of written notice from Provider requesting such breach or default to be cured.

(iv)	by Purchaser, at any time, and from time to time during the Transition Period, upon two (2) days prior written notice to Provider. If Purchaser elects to terminate a specific Service or Services, the Fees (as defined below) shall be appropriately reduced to reflect the termination of the particular Service or component thereof in any amount as mutually agreed to by Provider and Purchaser; or

(v)	by Purchaser, pursuant to Section 4(b) of this Agreement.

Section 3. Standard of Care.

(a) All Services provided by Provider hereunder shall be of substantially the same general level, quality and timeliness as is consistent with Provider’s past practice of providing the Services to the Businesses and Provider shall not be required to provide any

2

Service at a level, quality or timeliness that is higher than the level, quality or timeliness which Provider provided in the operation of the Businesses prior to the Closing Date.

(b) The parties shall cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, subject to execution of appropriate confidentiality agreements.

Section 4.    Payment.

(a) In consideration for the Services to be provided by Provider hereunder, Purchaser shall pay to Provider such fees and costs as set forth on Schedule A hereto (“Fees”); provided, however, that Provider may charge up to an additional five thousand dollars ($5,000) per month for increased costs it may incur in providing Services listed on Schedule A upon providing appropriate documentation of its increased costs to Purchaser. Provider shall forward to Purchaser invoices for the Services, listing separately the Services provided hereunder and listing the Fees for such Services. Invoices shall be payable within ten (10) days from date of invoice or as otherwise set forth in the applicable Schedule. Any late payment shall accrue interest at a rate of 10% per annum.

(b) If there is a dispute between Purchaser and Provider regarding the amounts shown as billed to Purchaser on any invoice, Provider shall furnish to Purchaser reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the Services in question where applicable and practicable. Upon delivery of such documentation, Purchaser and Provider shall cooperate and use their respective commercially reasonable efforts to resolve such dispute among themselves. If Purchaser and Provider are unable to resolve their dispute within five (5) days of the initiation of such procedure, and Purchaser believes in good faith and with a reasonable basis that the amounts shown as billed to Purchaser are inaccurate or are otherwise not in accordance with the terms of this Agreement, then Purchaser shall have the right, upon payment of the amount shown as billed to Purchaser on such invoice, to terminate the Service being provided.

Section 5.    Relationship of Parties.

(a) All employees and representatives of Provider or its Affiliates providing Services to Purchaser under this Agreement shall be deemed for purposes of all compensation and employee benefits to be employees or representatives solely of Provider or its Affiliates and not to be employees or representatives of Purchaser or its Affiliates. In performing their respective duties hereunder, all such employees and representatives of Provider or its Affiliates shall be under the direction, control and supervision of Provider or its Affiliates (and not of Purchaser or its Affiliates). Provider or its Affiliates, as the case may be, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

(b) The parties hereto are independent contractors, and neither party nor its employees or agents will be deemed to be employees or agents of the other for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication.

3

Section 6.    Remedies.

PURCHASER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY BREACH OR NONPERFORMANCE BY PROVIDER OF ANY OF PROVIDER’S OBLIGATIONS ARISING UNDER THIS AGREEMENT SHALL BE THE RIGHT TO TERMINATE THIS AGREEMENT OR ANY SERVICE IN ACCORDANCE WITH SECTION 2 OF THIS AGREEMENT AND, UPON SUCH TERMINATION, THE RIGHT TO RECEIVE A RETURN OF ANY FEES THAT HAVE BEEN PAID TO PROVIDER FOR SERVICES NOT YET RENDERED AS OF THE DATE OF SUCH TERMINATION. PROVIDER SHALL NOT BE LIABLE TO ANY PERSON, INCLUDING PURCHASER AND ANY OF ITS AFFILIATES, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY DAMAGES WHATSOEVER, WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE OF ANY SERVICE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF PURCHASER.

Section 7.    Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

(b) Subcontracting. Provider may subcontract any or all of the functions or Services to be performed by it under this Agreement, but Provider will retain responsibility for all matters subcontracted.

(c) Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules hereto), the Purchase Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4

(d) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (as contemplated below in this Section 7(d)). Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except for successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Provider or Purchaser (by operation of Law or otherwise) without the prior written consent of the other party and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

(e) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f) Notices. Any notice or other communication which, under this Agreement or otherwise must be given or made by either party, shall be in writing and shall be given as provided in the Purchase Agreement (with notice to Provider provided at the address and facsimile number set forth therein for notices to Seller).

(g) Survival of Obligations. The obligations of the parties under Sections 4, 6 and 7 shall survive the expiration or termination of this Agreement or the cessation of providing a Service.

(h) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(i) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(j) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures Follow]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

IMPATH INC.

By:

Name:
Title:

IMPAC MEDICAL SYSTEMS, INC.

By:

Name:
Title:

6

Schedule A

SERVICES

Applicable Services and Costs Per Month

Administrative
Payroll processing, including printing of paychecks, direct deposit services, taxation, benefits deductions and wage verification requests	$	[ ]
[Other]	$	[ ]
	$	[ ]
	$	[ ]
	$	[ ]
	$	[ ]
	$	[ ]
Administrative Total	$	[ ]

Accounting
Accounting services related to the Businesses.	$	[ ]
Payment processing, accounts receivable, accounts payable, purchasing, funds disbursement, fixed asset accounting	$	[ ]
Accounting Total	$	[ ]

Other Expenses
General administration	$	[ ]
[Other]	$	[ ]
Other Expenses	$	[ ]

Total

Sch-A

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and delivered this          day of December, 2003, by Tamtron Corporation, a California corporation, and Medical Registry Services, Inc., a Delaware corporation (each a “Seller” and together, the “Sellers”), for the benefit of IMPAC Medical Systems, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, the Sellers have entered into that certain Asset Purchase Agreement, dated as of November 24, 2003 (the “Purchase Agreement”), by and among Sellers and Purchaser, which provides, among other things, for the conveyance by Sellers to the Purchaser of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement:

1. Each Seller does hereby sell, transfer, assign, convey and deliver unto the Purchaser forever, all of such Seller’s right, title and interest in, to and under the Purchased Assets (other than the Purchased Contracts) free and clear of all Liens other than Permitted Exceptions and Assumed Liabilities, TO HAVE AND TO HOLD such Purchased Assets with all appurtenances thereto, for the Purchaser’s use forever.

2. Purchaser hereby acquires and accepts the sale, transfer, assignment, conveyance and delivery of the Purchased Assets (other than the Purchased Contracts) by Sellers free and clear of all Liens other than Permitted Exceptions and Assumed Liabilities.

3. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4. This Bill of Sale is executed and delivered pursuant to the Purchase Agreement. Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern. No representations and warranties whatsoever, other than the express representations and warranties set forth in the Purchase Agreement, are made by Sellers with respect to the Purchased Assets.

5. Sellers hereby agree that they will, from time to time, execute and deliver such further instruments of conveyance and transfer as may be reasonably required to implement and effectuate the sale of the Purchased Assets pursuant to the Purchase Agreement.

6. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

7. This Bill of Sale may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Sellers have caused this Bill of Sale to be executed and delivered as of the day and year first above written.

TICKER CORPORATION

By:

Name:
Title:

MEDICAL REGISTRY SERVICES, INC.

By:

Name:
Title:

ACKNOWLEDGED AND ACCEPTED

as of the date first written above

IMPAC MEDICAL SYSTEMS, INC.

By:

Name:
Title:

2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), is made and delivered this          day of December, 2003, by and among Tamtron Corporation, a California corporation, Medical Registry Services, Inc., a Delaware corporation (each a “Seller” and together, the “Sellers”) and IMPAC Medical Systems, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Sellers and Purchaser have entered into that certain Asset Purchase Agreement, dated as of November 24, 2003, (the “Purchase Agreement”), which provides, among other things, for the conveyance by Sellers to the Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, in accordance with the Purchase Agreement, Sellers and Purchaser have agreed to enter into this Assignment, providing for (a) the assignment from Sellers to the Purchaser of all of Sellers’ right, title and interest in, to and under the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement:

1. Each Seller does hereby assign, transfer, convey and deliver to Purchaser all of such Seller’s right, title and interest in, to and under the Purchased Contracts free and clear of all Liens other than Permitted Exceptions and Assumed Liabilities.

2. Purchaser hereby (a) purchases and accepts the assignment, transfer and conveyance of each Seller’s right, title and interest in, to and under the Purchased Contracts free and clear of all Liens other than Permitted Exceptions and Assumed Liabilities, and (b) unconditionally and irrevocably assumes, undertakes and agrees to timely perform and discharge in accordance with their respective terms, as and when due, and releases and discharges each Seller and its successors and assigns completely and forever from, the Assumed Liabilities.

3. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4. This Assignment is executed and delivered pursuant to the Purchase Agreement. Nothing in this Assignment, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern. No representations and warranties whatsoever, other than the express representations and warranties set forth in the Purchase Agreement, are made by Sellers with respect to the Purchased Assets.

5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

6. This Assignment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Assignment as of the date first written above.

IMPAC MEDICAL SYSTEMS, INC.

By:

Name: Title:

TICKER CORPORATION

By:

Name: Title:

MEDICAL REGISTRY SERVICES, INC.

By:

Name: Title: